Exhibit 2.1
Execution Copy

Agreement and Plan of Merger

by and among

Clarus Corporation

Everest/Sapphire Acquisition, LLC

Sapphire Merger Corp.

Black Diamond Equipment, Ltd.

and

Ed McCall,
as Stockholders’ Representative

Dated as of May 7, 2010

Table of Contents

		Page

12.14	Exhibits and Schedules.	71
12.15	Severability.	71
12.16	No Third Party Beneficiaries.	71
12.17	Time of the Essence.	71
12.18	Negotiation of Agreement.	72
12.19	Amendment.	72
12.20	Representation of Stockholders.	72

Table of Schedules

Schedule	Description

Schedule 1.1(b):	Working Capital
Schedule 3.1:	Organization of the Company and the Company Subsidiaries
Schedule 3.2:	Capitalization of the Company and the Company Subsidiaries
Schedule 3.4:	Financial Statements
Schedule 3.5:	Governing Documents; Books and Records
Schedule 3.6:	Absence of Undisclosed Liabilities
Schedule 3.7:	Compliance with Law; Governmental Authorizations
Schedule 3.8:	No Conflicts; Change of Control
Schedule 3.9:	Contracts
Schedule 3.10:	Litigation; Disputes
Schedule 3.11:	Taxes
Schedule 3.12:	Absence of Certain Changes or Events
Schedule 3.13:	Employee Benefit Plans
Schedule 3.14:	Intellectual Property
Schedule 3.15:	Title to and Condition of Properties; Liens
Schedule 3.16:	Real Property
Schedule 3.17:	Accounts Receivable; Inventory
Schedule 3.18:	Related Parties
Schedule 3.19:	Environmental Matters
Schedule 3.20:	Labor Matters
Schedule 3.21:	Officers and Employees
Schedule 3.23:	Banking Relationships
Schedule 3.24:	Customer and Suppliers
Schedule 3.25:	Products; Product Liability
Schedule 3.26:	Insurance
Schedule 5.1:	Interim Operations of the Company
Schedule 5.4(c)	Certain Consents

Table of Exhibits

Exhibit	Description

Exhibit A:	Escrow Agreement
Exhibit B:	Form of Option Holder Agreement
Exhibit C:	Form of Transmittal Letter
Exhibit D:	Certificate of Merger
Exhibit E:	Company Stockholders’ Consents
Exhibit F-1 – F-3:	Company Stockholders’ Support Agreements
Exhibit G:	Form of Company Stockholders’ Option Agreement
Exhibit H:	Company Legal Opinion

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of May 7, 2010 (this “Agreement”), by and among Clarus Corporation, a Delaware corporation (“Purchaser Parent”); Everest/Sapphire Acquisition, LLC, a Delaware corporation and wholly-owned direct subsidiary of Purchaser Parent (“Purchaser”); Sapphire Merger Corp., a Delaware corporation and a wholly-owned direct subsidiary of Purchaser (“Merger Sub”); Black Diamond Equipment, Ltd., a Delaware corporation (“Company”); and Ed McCall, an individual, solely as Stockholders’ Representative (“Stockholders’ Representative”).

RECITALS

Whereas, the board of directors of each of the Company and Merger Sub have determined that it is advisable and in the best interests of its respective stockholders for Merger Sub to merge with and into the Company with the result that Company shall be the Surviving Corporation and shall become a wholly-owned Subsidiary of Purchaser (the “Merger”), upon the terms and conditions set forth herein and in accordance with the provisions of the DGCL; and

Whereas, the board of directors of each of the Company and Merger Sub have each approved and adopted this Agreement and have recommended to its respective stockholders the approval thereof;

Now, therefore, in consideration of the mutual covenants set forth herein, it is hereby agreed as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean any inquiries, proposals or offers from any Person other than Purchaser, its Affiliates or representatives relating in any way to (a) any investment in the Company or any Company Subsidiary, (b) any acquisition of direct or indirect control of the Company or any Company Subsidiary, (c) the purchase of any of the Company’s or any Company Subsidiary’s securities, other than through the exercise of outstanding Company Options that are reflected on Schedule 3.2(a) hereof; (d) any significant amount of the assets or businesses of the Company or any Company Subsidiary, or any lease, exchange, mortgage, pledge, transfer or other disposition thereof (other than assets leased, exchanged, mortgaged, pledged, transferred or other disposed of in the Ordinary Course of Business and not in connection with the sale of or transfer of a business), or (e) any business combination or other transaction relating to the sale or transfer of any business or business line of the Company or any Company Subsidiary including, without limitation, any merger, consolidation, acquisition, tender or exchange offer, recapitalization, reorganization, dissolution, liquidation, issuance, disposition, or other similar transaction of any nature that would have a similar financial result as the Merger.

“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to (a) vote 50% or more of the voting securities of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms and phrases “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Option Consideration Amount” shall have the meaning set forth in Section 2.6(a).

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Balance Sheet” shall mean the audited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2009, that is included in the Financial Statements.

“Balance Sheet Date” shall mean June 30, 2009.

“Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

 “Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“CERCLA” shall have the meaning set forth in Section 3.19(e).

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Change of Control Agreements” shall mean the Contracts designated as such on Schedule 3.8(a) and Schedule 3.8(b) and any other similar Contracts entered into by the Company or a Company Subsidiary prior to Closing requiring or triggering a payment or a potential payment as a result of the consummation of any of the transactions contemplated by this Agreement, other than Company Retention Agreements.

“Change of Control Payments” shall mean, without duplication, an amount equal to any payments made and any expenses paid (before or after the Closing) in connection with (a) obtaining any of the required waivers or consents set forth on Schedule 5.4(c) hereto, (b) payments or potential payments under the Change of Control Agreements that will be triggered or caused by, or result from, in whole or in part, the consummation of any of the transactions contemplated by this Agreement, and (c) expenses in connection with the recording of any releases of any security interest under the Zions Bank Loan Documents and the Credit Suisse Loan Documents to the extent they are not included in the Closing Indebtedness Payment.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Adjustment” shall mean an amount equal to the sum of the Working Capital Adjustment and the Indebtedness Adjustment.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Indebtedness Payment” shall have the meaning set forth in Section 5.9.

“COBRA” shall have the meaning set forth in Section 3.13(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Company Ancillary Agreements” shall mean each of the executed Escrow Agreement, Paying Agent Agreement, Option Holder Agreements, Transmittal Letters, Company Stockholders’ Consents, Company Stockholders’ Consent Notification, Company Stockholders’ Support Agreements, Company Stockholders’ Option Agreements, Company Closing Certificate and the Company Officer’s Certificate.

“Company Closing Certificate” shall mean the certificate to be delivered pursuant to Section 6.7.

“Company Common Stock” shall mean the common stock of the Company, par value $0.01.

“Company Common Stock Certificates” shall have the meaning set forth in Section 2.7(a).

“Company Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“Company Indemnified Parties” shall have the meaning set forth in Section 10.3(b).

“Company Insurance Policies” shall have the meaning set forth in Section 3.26.

“Company Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Company Material Pre-Closing Events” shall have the meaning set forth in Section 6.1.

“Company Officer’s Certificate” shall mean the certificate to be delivered pursuant to Section 6.13.

“Company Option” shall mean any Right granted pursuant to the terms and conditions of the Company Option Plan.

“Company Option Plan” shall mean the Company’s 2004 Nonqualified Stock Option Plan, adopted as of June 5, 2004.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.01.

“Company Restricted Stock Award Plan” shall mean the Restricted Stock Award Plan of the Company in form provided to the Purchaser in Section “V.E.1” of the Electronic Data Room.

“Company Retention Agreements” shall mean those certain agreements entered into by and between the Company and certain key employees of the Company (in the form of the copies provided to the Purchaser prior to the execution of this Agreement) for the payment by the Company of retention bonus amounts not exceeding an aggregate amount equal to the Company Retention Aggregate Amount if and when payable pursuant to the terms thereof.

“Company Retention Aggregate Amount” shall mean an amount designated by the Company in the Company Closing Certificate (which amount shall not exceed an amount equal to $625,000, a portion of which shall be payable by Purchaser at Closing to the Company (as set forth in the Company Closing Certificate) for further payment to the beneficiaries under the Company Retention Agreements (subject to the terms thereof) and net of taxes and withholdings required by applicable Law, and a portion of which shall be payable to Escrow Agent (which amount shall be released pursuant to the terms and conditions of the Escrow Agreement) in respect of amounts that may become payable under the Company Retention Agreements.

“Company Stockholders’ Consents” shall have the meaning set forth in Section 5.14.

“Company Stockholders’ Consents Notification” shall have the meaning set forth in Section 5.14.

“Company Stockholders’ Option Agreements” shall have the meaning set forth in Section 5.14.

“Company Stockholders’ Support Agreements” shall have the meaning set forth in Section 5.14.

“Company Subsidiary” or “Company Subsidiaries” shall mean each direct or indirect Subsidiary of the Company, all of which are set forth on Schedule 3.2(d).

“Company Transaction Expenses” shall mean, without duplication, each of the following:

(a)   all of the following which are (i) accrued, should have been accrued under GAAP or are due and owing, but remain unpaid and outstanding immediately prior to the Closing, or (ii) were paid after the Determination Date: (A) the fees and expenses of counsel, brokers, bankers, accountants and other professionals engaged or used by the Company or any Company Subsidiary in connection with the preparation for, negotiation of, or entering into this Agreement or the consummation of the transactions contemplated hereby (which will also include a reasonable estimate of unbilled expenses and a reasonable estimate of potential post-Closing legal fees and expenses), less $15,000.00, (B) an amount equal to the Change of Control Payments, (C) one-half of the cost of the insurance premium for the D&O Tail Insurance, if any, (D) an amount equal to one-half of the Transfer Taxes (as set forth in Section 8.1(c) hereof); and (E) the compensation to be paid to the Stockholders’ Representative pursuant to Section 11.1(b); and

(b)   one-half of the estimated amounts due in respect of the costs and fees of the Escrow Agent.

“Company Transaction Termination Expenses” shall mean all documented costs and expenses reasonably incurred by the Company or any Company Subsidiary in pursuit of the Merger including, without limitation, investment banking and advisory fees, accounting and legal fees, travel, due diligence and related expenses.

“Constituent Corporations” shall have the meaning set forth in Section 2.1.

“Contract” shall mean, with respect to a Person, any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, note, guaranty, instrument, lease or understanding, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing to which such Person is legally bound.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“Core Trademarks” shall have the meaning set forth in Section 3.14(b).

“Credit Suisse Loan” shall mean the loans and credit made available to Company and/or any Company Subsidiary pursuant to the Credit Suisse Loan Documents.

“Credit Suisse Loan Documents” shall mean that certain Rahmenvertrag Fur Kredite between Black Diamond AG and Credit Suisse dated January 19, 2009.

“Current Assets” shall have the meaning set forth in Schedule 1.1(b).

“Current Liabilities” shall have the meaning set forth in Schedule 1.1(b).

“D&O Tail Insurance” shall have the meaning set forth in Section 5.8(b).

“Defect” shall mean a defect or failure in the design or manufacture of a Product, such that it either (a) does not perform as designed for its intended use or (b) creates a latent or patent dangerous condition for any user thereof.

“Determination Date” shall mean April 30, 2010.

“Determination Date Balance Sheet” shall mean a consolidated balance sheet of the Company and the Company Subsidiaries as of the Determination Date.

“Determination Date Working Capital” shall mean the consolidated Working Capital of the Company and the Company Subsidiaries as of the Determination Date.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Share” shall have the meaning set forth in Section 2.8(a).

“Due Diligence Documentation” shall mean all of the documentation set forth in the Electronic Data Room as of immediately prior to the entering into this Agreement, a copy of all of which has been provided to Purchaser and the Company by Silver Steep Partners on one or more CD-ROM(s) immediately prior to execution and delivery of this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Electronic Data Room” shall mean the files contained in the Firmex electronic virtual data room maintained by Silver Steep Partners and the Company in which the Company and Company Subsidiaries have provided Due Diligence Documentation in connection with the Merger and the transactions contemplated by this Agreement.

“Eligible Option” shall mean each Company Option that (a) has not previously expired or been exercised in full, (b) has an exercise price of less than the Merger Consideration Price Per Share (determined without regard to the aggregate exercise price of Company Options) and (c) is vested and is exercisable at the Closing to the extent set forth in the Company Closing Certificate.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial orders, suits, demands, claims, liens, investigations, proceedings, or notices of noncompliance or violation (written or oral) by any Person (including, without limitation, any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, closure costs, supplemental environmental projects, property damages, personal injuries, penalties, and leaking underground storage tanks) arising out of, based on or resulting from (a) the presence, or Release or threatened Release, of any Hazardous Materials at any location owned, operated, leased or managed by the Company or any Company Subsidiary (or any of their predecessors or current or former Affiliates), or (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

“Environmental Enforcement Liability” shall have the meaning set forth in Section 3.19(b).

“Environmental Law” shall mean all applicable foreign, federal, state and local Laws (including common law), statutes, ordinances, codes, rules, requirements, regulations, orders, judgments, decrees, injunctions, agreement or Contract with or by any Governmental Authority relating to pollution, the protection of the environment (including, without limitation, air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, Laws relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos or polychlorinated biphenyls (“PCBs”) in buildings, structures, or equipment, including, without limitation, as amended, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., Emergency Planning & Community Right to Know Act, 42 U.S.C. § 11001 et seq., Solid Waste Disposal Act and Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., Clean Air Act, 42 U.S.C. § 7401, et seq., Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Permits” shall have the meaning set forth in Section 3.19(a).

“Equity Interests” shall mean, with respect to any Person, the (a) capital stock, partnership interests, membership interests, beneficial interests or any other equity or ownership interests in the Person referenced or (b) any instruments convertible into or exchangeable for, or whose value is determined by reference to, any such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person (a) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member, (c) any member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which that Person or any entity described in clause (a) or (b) is a member, and any other entity required to be aggregated with such Person pursuant to Section 414(o) of the Code.

“Escrow Agent” shall mean U.S. Bank, National Association.

“Escrow Agreement” shall mean the Escrow Agreement substantially in the form attached as Exhibit A.

“Escrow Amount” shall mean $4,500,000.00.

“Escrow Fund” shall mean the Escrow Amount or such lesser amount held in accordance with the terms and conditions of the Escrow Agreement.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean (i) Indebtedness up to an aggregate amount not to exceed $900,000.00 that is outstanding on the date hereof and was incurred pursuant to that certain Agreement for Sale and Purchase of Trademark and Related Actions among the Company, GPG Enterprises, L.L.C. and GSG, L.L.C., dated as of June 30, 2009, as amended July 8, 2009, and (ii) Indebtedness up to an aggregate amount not to exceed $700,000.00 that is outstanding on the date hereof and was incurred pursuant to Capital Leases.

“Existing Confidentiality Agreement” shall mean that certain confidentiality letter agreement dated as of January 2010 by and among Purchaser Parent, Gregory Mountain Products, Inc. and the Company in connection with maintaining confidentiality of confidential information.

“Final Determination” shall have the meaning set forth in Section 10.6(a).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“Fully Diluted Company Shares” shall mean (a) all shares of the Company Common Stock issued at the Effective Time less (b) shares of Company Common Stock held in the treasury of the Company at the Effective Time plus (c) the aggregate number of shares of Company Common Stock issuable upon full exercise of each Eligible Option, as set forth in the Company Officer’s Certificate.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of formation, the memorandum and articles of association (or the equivalent organizational documents) of such Person, (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s authorized stock or other Equity Interests.

“Governmental Authority” shall mean (a) any government or any agency, body, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality thereof, whether international, federal, state or local, domestic or foreign (including without limitation, any state or local attorney general) or (b) any arbitrator having authority with respect to any applicable matter that has been submitted to arbitration.

“Hazardous Material” shall mean (a) any petroleum or any products, by products or fractions thereof, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) any form of natural gas, explosives, PCBs, lead, lead based paint, radon or other radioactive material, (e) any chemicals, materials or substances (including, without limitation, waste materials, raw materials, by-products, co-products or finished products), provided the foregoing are, under Environmental Law, defined as, or regulated as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “solid wastes,” “special wastes,” or words of similar import under any Environmental Law, and (f) any other substances of any kind regulated or forming the basis of liability under any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, the sum of all of the following without duplication, whether or not included as indebtedness in accordance with GAAP (a) all obligations of such Person for borrowed money, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar debt instruments; (b) all obligations of such Person to pay the deferred purchase price of any property or services (other than accrued expenses and trade accounts payable in the Ordinary Course of Business); (c) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention Contracts), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (d) all Capital Leases; (e) all fees, penalties and other payments, including, without limitation, breakage fees, prepayment fees and change of control fees, payable with respect to indebtedness described in the foregoing clauses (a) through (d) as a result of or in connection with the Merger, (f) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (e), and (g) all indebtedness referred to in the foregoing clauses (a) through (f) which is directly or indirectly guaranteed by the Company or any Company Subsidiaries.  Indebtedness specifically excludes (w) trade payables that are Current Liabilities, (x) any liability under commercial letters of credit, (y) any liability under the undrawn portion of any outstanding standby letters of credit and (z) the net liability under any swap, future or option agreement or other similar Contracts, instruments or derivatives designed to protect the Company or any Company Subsidiaries against fluctuations in interest rates, foreign exchange or other capital market risks.

“Indebtedness Adjustment” shall mean an amount (which shall be expressed as a negative number) equal to the consolidated Indebtedness of the Company and the Company Subsidiaries on the Determination Date, other than (a) the Excluded Indebtedness, and (b) Indebtedness incurred pursuant to the Zions Bank Loan or the Credit Suisse Loan.

“Indemnification Persons” shall have the meaning set forth in Section 5.8(a).

“Indemnification Threshold” shall have the meaning set forth in Section 10.5(a).

“Indemnified Party” shall have the meaning set forth in Section 10.4.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.

“Initial Escrow Withholding Per Share” shall mean an amount equal to the Escrow Amount divided by the number of Fully Diluted Company Shares immediately prior to the Effective Time, assuming the “cashless” exercise of all Eligible Options immediately prior to the calculation thereof.

“Intellectual Property” shall mean any United States, foreign, international and state (a) patents and published patent applications (or unpublished patent applications filed of record in any jurisdiction), and continuations, reissues, or divisions relating thereto or utility models (collectively, “Patents”); (b) trademarks, service marks, and trademark or service mark registrations and applications, trade names, and trade dress together with all goodwill related to the foregoing (collectively, “Trademarks”); (c) Internet domain names; (d) copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works (collectively, “Copyrights”); (e) Software; and (f) trade secrets and confidential information, including such rights in know-how, proprietary and confidential processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”) and (g) rights of privacy and publicity.

“Interim Financial Statements” shall mean the internally prepared and unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of the last Business Day of each calendar month ending after the Balance Sheet Date, and the related internally prepared and unaudited consolidated statements of income and of cash flows for each such calendar month.

“IRS” shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” or “Known” shall mean (a) with respect to the Company or any Company Subsidiary, the actual knowledge of Peter R. Metcalf, Robert Peay, Richard Luskin, Mark Ritchie, Ryan Gellert and Christian Jaeggi, without a duty of additional investigation and (b) with respect to Purchaser Parent, Purchaser or Merger Sub, the actual knowledge of Warren B. Kanders and Philip A. Baratelli, without a duty of additional investigation.

“Law” shall mean, with respect to any Person, any statute, code, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Authority (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person.

“Leased Property” shall have the meaning set forth in Section 3.16(a).

“Leases” shall have the meaning set forth in Section 3.16(a).

“Liabilities” shall have the meaning set forth in Section 3.6.

“License Agreements” shall have the meaning set forth in Section 3.14(c).

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Licenses” shall have the meaning set forth in Section 3.7(b).

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, charge, option, hypothecation, security, title retention, easement, right of way, encroachment or other survey defect, transfer or title restriction, voting trust agreement or other encumbrance (whether arising by contract or by operation of law).

“Limited Indemnification Cap” shall have the meaning set forth in Section 10.5(a).

“Litigation” shall mean any dispute, claim, action, grievance, suit or inquiry or any legal, administrative, arbitration, investigation, enforcement or other proceedings by or before any Governmental Authority.

“Losses” shall mean, with respect to any Person or Persons, the full amount of all Liabilities, damages, claims, deficiencies, fines, fees, assessments, losses, Taxes, penalties, interest, awards, settlements, recourses, judgments, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted in any way against such Person or Persons.

“Material Adverse Effect” shall mean, with respect to a Person, any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or taken together in the aggregate are or could reasonably be expected to (a) be materially adverse, whether in the short term or long term, to (i) the business, assets, properties, condition (financial or otherwise), Liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its respective obligations under this Agreement, or (b) result in Losses to the Company and the Company Subsidiaries, taken as a whole, in an aggregate amount equal to or exceeding $4,500,000.00; provided, that none of the following shall be deemed, individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (u) the announcement of this Agreement by Purchaser Parent, (v) the Purchaser Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Company’s business (or any portion thereof), (w) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, war or acts of terrorism) other than hostilities, war or acts of terrorism occurring within or with respect to the United States of America, or any state, territory or possession thereof, or any of their respective properties, that has or could reasonably be expected to have a material adverse effect to the business, assets, properties, condition (financial or otherwise), Liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, (x) changes in general local, domestic, foreign or international economic conditions, (y) changes affecting generally the industry in which the Person operates or (z) any changes in applicable Laws or accounting rules or principles, provided, however, that with respect to clauses (x), (y) and (z) above, the effect of such changes, individually or in the aggregate, does not have a disproportionate effect on such Person and/or any of its Subsidiaries, taken as a whole, compared with other companies in the same industry.

“Material Contract” shall mean any Contract which is set forth on, or is required to be set forth on, Schedule 3.8(a), Schedule 3.8(b) or Schedule 3.9(a).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall mean $90,000,000.00 as increased by the Merger Consideration Increase Amount and decreased by the Merger Consideration Decrease Amount.

“Merger Consideration Decrease Amount” shall mean an amount equal to the sum of the following:

(a)	Indebtedness outstanding in connection with the Zions Bank Loan and the Credit Suisse Loan;

(b)	the Closing Adjustment, if a negative number;

(c)	the Company Transaction Expenses;

(d)	the Company Retention Aggregate Amount; and

(e)	to the extent that unrestricted cash of the Company and the Company Subsidiaries on the Determination Date is less than $1,200,000.00, an amount equal to such deficit.

“Merger Consideration Increase Amount” shall mean an amount equal to the sum of the following:

(i)	the Closing Adjustment, if a positive number; and

(ii)	to the extent that unrestricted cash of the Company and the Company Subsidiaries on the Determination Date exceeds $1,500,000.00, an amount equal to such excess.

“Merger Consideration Price Per Share” shall mean (a) the sum of (i) the Merger Consideration plus (ii) the aggregate exercise price of the Eligible Options divided by (b) the aggregate number of Fully Diluted Company Shares.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Common Stock” shall mean the common stock of the Merger Sub, par value $0.001.

“Multiemployer Plan” shall have the meaning set forth in Section 3.13(a).

“Notice of Closing” shall have the meaning set forth in Section 2.3.

“Notice of Closing Scheduled Date”  shall have the meaning set forth in Section 2.3.

“Notice of Extension” shall have the meaning set forth in Section 2.3.

“Notice of Extension Scheduled Date” shall have the meaning set forth in Section 2.3.

“Option Consideration Amount” shall have the meaning set forth in Section 2.6(a).

“Option Holders” shall mean the holders of all Company Options outstanding immediately prior to the Closing, in their capacities as such holders.

“Option Holder Agreement” shall mean an agreement between an Option Holder and the Company in the form attached as Exhibit B.

“Option Settlement Payment” shall have the meaning set forth in Section 2.6(a).

“Order” shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Authority.

“Ordinary Course of Business” shall mean, for any Person, the ordinary course of business of such Person, consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Property” shall have the meaning set forth in Section 3.16(a).

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Paying Agent” shall have the meaning set forth in Section 2.7(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.7(a).

“Paying Agent Fund” shall have the meaning set forth in Section 2.7(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean any and all (a) mechanics’ liens, workmen’s liens, statutory liens of landlords, common carrier liens, warehousemen’s liens and other similar liens, and liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each instance to the extent incurred in the Ordinary Course of Business; (b) any and all matters of record, zoning, variances, encumbrances, restrictions, easements or other imperfections of title or Liens on any Real Property or other property or asset that do not materially diminish the value thereof or materially interfere with the use thereof in the operations of the Company and the Company Subsidiaries as presently conducted; (c) liens on goods in transit incurred pursuant to documentary letters of credit; and (d) liens for Taxes not yet due and payable.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated body or organization, or other body or organization, whether or not a legal entity, and any Governmental Authority.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.1(b).

“Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including any product sold by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

“Property Taxes” shall have the meaning set forth in Section 8.1(b).

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Ancillary Agreements” shall mean each of the executed Escrow Agreement, Paying Agent Agreement and each of the certificates to be delivered at Closing pursuant to Sections 7.4 and 7.7.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.3(a).

“Purchaser Material Pre-Closing Events” shall have the meaning set forth in Section 7.1.

“Purchaser Parent” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Transaction Expenses” shall mean all documented costs and expenses reasonably incurred by Purchaser in pursuit of the Merger, including without limitation, investment banking and advisory fees, accounting and legal fees, travel, due diligence and related expenses.

“Real Property” shall have the meaning set forth in Section 3.16(a).

“Real Property Permits” shall have the meaning set forth in Section 3.16(d).

“Receivables” shall have the meaning set forth in Section 3.17(a).

“Related Parties” shall have the meaning set forth in Section 3.18.

“Release” shall have the meaning set forth in CERCLA.

“Return” or “Returns” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Rights” shall mean, with respect to a Person, any subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), preemptive rights, voting, approval or proxy rights, or other Contracts, including any right of registration, conversion or exchange under, any outstanding security, instrument or Contract obligating such Person, or any Affiliate of such Person, to issue, sell, purchase or register any Equity Interests of such Person or to grant, extend or enter into any security, instrument or Contract with respect to the Equity Interests of such Person.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and each of the rules and regulations promulgated thereunder.

“Significant Customers and Suppliers” shall mean, collectively, the 10 largest customers (as measured by dollar volume of sales) and suppliers (as measured by dollar volume of purchases) of the Company and the Company Subsidiaries (on a consolidated basis) for each of (i) the twelve-month period ending June 30, 2009 and (ii) the nine-month period ending March 31, 2010.

“Significant Stockholder” shall mean a Stockholder that (a) holds beneficially or of record 5% or more of the issued and outstanding Company Common Stock or (b) is a director or officer of the Company on the date hereof.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (b) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, technical and functional specifications, tool kits or other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (d) without limitation to the foregoing, the software technology supporting any functionality contained on the Internet site(s), of any Company or Company Subsidiary, (e) all computer-aided design software, including the underlying data, and (f) all written or electronic documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Stockholder” shall mean each of the holders of record of the issued and outstanding Company Common Stock and Company Preferred Stock immediately prior to the Closing in their capacity as such holders.

“Stockholders’ Representative” shall have the meaning set forth in the first paragraph hereof.

“Straddle Period” shall have the meaning set forth in Section 8.1(a).

“Subsidiary” shall mean, with respect to a Person, any corporation or other organization or entity, whether incorporated or unincorporated, (a) of which such Person or any other subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any subsidiary of such Person do not have a majority of the voting interests in such partnership); (b) at least (i) a majority of the voting rights or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries; or (c) is otherwise controlled, directly or indirectly, by such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Laws” shall mean any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other applicable anti-takeover Laws or regulations applicable to the transactions contemplated by this Agreement or the Company Ancillary Agreements including, without limitation, Section 203 of the DGCL.

“Takeover Provisions” shall have the meaning set forth in Section 3.28.

“Tax”, “Taxation” or “Taxes” shall mean all forms of Federal, state, county, local, municipal, foreign and other taxes, levies, dues, imposts, assessments, duties, tariffs or similar charges of any kind whatsoever of any jurisdiction imposed or charged by a Taxing Authority, including all corporate franchise, income, sales, supplies, occupation, use, goods and services, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, customs, net worth, capital gains, capital transfer, inheritance, social security, foreign social insurance and/or benefits, alternative minimum, recapture and other taxes, and including any interest, fines, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Claim” shall have the meaning set forth in Section 8.2(c).

“Taxing Authority” shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“Terminable Contracts” shall mean any Contract that can be terminated by the Company or any Company Subsidiary for any reason at the option of the Company or such Company Subsidiary, as the case may be, on not more than 90 days notice without material penalty to the Company or any Company Subsidiary.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third Party Claim” shall have the meaning set forth in Section 10.4(b).

“Third Party Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” shall have the meaning set forth in Section 8.1(c).

“Transmittal Letter” shall mean the form of letter attached hereto as Exhibit C.

“Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Working Capital” shall mean the consolidated Current Assets of the Company and the Company Subsidiaries less the consolidated Current Liabilities of the Company and the Company Subsidiaries, as calculated in a manner consistent with the calculation of the Working Capital Target and Schedule 1.1(b).

“Working Capital Adjustment” shall mean the Determination Date Working Capital minus the Working Capital Target, as calculated in a manner consistent with Schedule 1.1(b).

“Working Capital Target” shall mean the average Working Capital of the Company and the Company Subsidiaries for the twelve-month period ended April 30, 2010, in each instance calculated as of the last day of each such month and in the manner set forth on Schedule 1.1(b).

“Work Interference” shall have the meaning set forth in Section 3.20(a).

“Zions” shall mean Zions First National Bank.

“Zions Bank Loan” shall mean the loans and credit made available to the Company and/or any Company Subsidiary pursuant to the Zions Bank Loan Documents.

“Zions Bank Loan Documents” shall mean, collectively, (a) that certain Loan Agreement between Zions, as Lender, and the Company and Black Diamond Retail, Inc., as co-borrowers, dated as of August 28, 2009, and the related Promissory Note Revolving Line of Credit, (b) Security Agreement (All Assets) between the Company and Zions, (c) Security Agreement (All Assets) between Black Diamond Retail, Inc. and Zions, (d) Security Agreement (Stock) between the Company and Zions, (e) those three certain Stock Transfer Powers with respect to the Company Subsidiaries’ stock executed by the Company in favor of Zions, (f) Deed of Trust with Assignment of Rents between the Company and Zions, in favor of Zions, and (g) UCC Financing Statement Nos. 2009 2570254 and 2009 2570718 filed with the Secretary of State of the State of Delaware  covering all of the assets of the Company and Black Diamond Retail, Inc., respectively, naming Zions as secured party, each (except the Financing Statements) dated as of August 28, 2009.

1.2           Certain Words and Symbols.  (a)  The words “hereof,” “herein,” “hereby” and “hereunder,” and words of like import, refer to this Agreement as a whole and not to any particular section hereof.  References herein to any section, schedule or exhibit refer to such section of, or such schedule or exhibit to, this Agreement unless the context otherwise requires.  All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.  Words in the singular include the plural and in the plural include the singular.  All references to “dollars” or “$” in this Agreement refers to United States dollars.  A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

(b)           References to (i) any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include that which in that jurisdiction most nearly approximates to the legal term in question, (ii) any event described in this Agreement as occurring in the United States or as a result of United States law shall include any analogous event occurring outside the United States or as a result of the Laws of a jurisdiction to which a Company Subsidiary is subject and; (iii) any laws of the United States shall, if applied, to any Company Subsidiary incorporated otherwise than in the United States, be deemed to include the most  nearly approximating Laws in each jurisdiction relevant to that Company Subsidiary.

ARTICLE II
THE MERGER; PAYMENT OF MERGER CONSIDERATION

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  The separate existence of the Merger Sub shall thereupon cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned indirect subsidiary of Purchaser Parent and a wholly owned direct Subsidiary of Purchaser and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.  The Company and Merger Sub are sometimes referred to collectively herein as the “Constituent Corporations.”

2.2           Effective Time of the Merger.  At the Closing or as soon as practicable thereafter, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant sections of the DGCL, and shall take all such other and further actions as may be required by Law to make the Merger effective.  The Merger shall become effective as of the filing of the Certificate of Merger with the Secretary of State.  The date and time of such effectiveness are referred to herein as the “Effective Time.”

2.3           Closing of the Merger. The closing of the Merger (the “Closing”) shall take place in the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York, on May 28, 2010 (or such earlier date as the parties may mutually agree upon), or if the conditions set forth in Article VI and Article VII have not been satisfied or waived (by the party entitled to the benefits thereof) by May 28, 2010, as soon as practicable after May 28, 2010 upon the satisfaction or waiver (by the party entitled to the benefits thereof) of the conditions set forth in Article VI and Article VII, other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date”), but subject to the fulfillment or waiver of those conditions.

2.4           Effects of the Merger.
At the Effective Time of the Merger:

(a)
the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that such certificate of incorporation shall be amended such that the name of the Surviving Corporation shall be “Black Diamond Equipment, Ltd.”;

(b)
the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(c)
the directors of Merger Sub shall be the initial directors of the Surviving Corporation and such directors will hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be;

(d)
the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

(e)
except as specifically set forth in this Agreement, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public, as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal and mixed, including contract rights, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, all in accordance with the applicable provisions of the DGCL; and

(f)
the Surviving Corporation shall thenceforth be subject to all restrictions, disabilities and duties of and be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place or the Surviving Corporation may be substituted in its place; and neither the rights of creditors nor Liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, all in accordance with the applicable provisions of the DGCL.

2.5           Conversion of Shares; Merger Consideration.

(a)           Company Shares.  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.8) shall cease to be outstanding and each certificate shall be cancelled and retired and shall cease to represent any rights with respect to the Company Common Stock, and each of the Stockholders (other than Purchaser Parent, Purchaser and Merger Sub, if any such parties are then Stockholders) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, subject to the terms and conditions set forth in this Article II and the Escrow Agreement, the Merger Consideration Price Per Share, without interest, upon the surrender of a certificate or certificates representing such shares of Company Common Stock and delivery of a duly completed and guaranteed Transmittal Letter to the Paying Agent pursuant to Section 2.7 hereof; provided, that an amount equal to the Initial Escrow Withholding Per Share shall be withheld from the payment of the Merger Consideration Price Per Share to Stockholders which amount shall be paid subject to the terms and conditions of the Escrow Agreement.  At the Effective Time, each share of Company Common Stock and Company Preferred Stock then held in the Company’s treasury shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any Merger Consideration or any other consideration therefor.

(b)           Merger Sub.  Subject to the terms and conditions of this Article II, at the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding shares of the Surviving Corporation.

2.6           Cash Payment for Company Eligible Options; Termination of Company Option Plan and Unvested Restricted Stock.   (a)  At the Closing, Purchaser shall pay, or cause the Surviving Corporation to pay, without interest, in cash to each Option Holder who executes and delivers an Option Holder Agreement to Purchaser or the Surviving Corporation, for the Eligible Options held by such Option Holder as of the Effective Time, with respect to each share of Company Common Stock subject thereto: (i) an amount equal to the Merger Consideration Price Per Share less the per share exercise price of such Eligible Option (the “Option Consideration Amount”, and with respect to all Eligible Options held by Option Holders who execute and deliver an Option Holder Agreement, the “Aggregate Option Consideration Amount”), less (ii) an amount equal to the Initial Escrow Withholding Per Share of such Eligible Option, as calculated by the Company and set forth in the Company Closing Certificate, which shall be paid subject to the terms and conditions of the Escrow Agreement, less (iii) the amount of any withholding that is required by applicable Tax Law (the “Option Settlement Payment”, and with respect to all Eligible Options held by Option Holders who execute and deliver an Option Holder Agreement, the “Aggregate Option Settlement Payment”).  No Option Holder shall be entitled to receive the payments provided for in this Section 2.6(a) unless such Option Holder has executed an Option Holder Agreement.  Each Company Option with an exercise price equal to or greater than the Merger Consideration Price Per Share shall be cancelled at the Closing without any consideration.

(b)           Subject to the payments by Purchaser as set forth above, the Company shall take such steps as shall be required to cause the following to occur: (i) the Company Option Plan, the Company Restricted Stock Award Plan, and each Company Option and share of restricted stock for which the restrictions have not lapsed as of the Closing shall, to the extent not already terminated, terminate as of the Closing all in accordance with the terms thereof, and (ii) following the Closing no participant in the Company Option Plan, the Company Restricted Stock Award Plan or other plans, programs or arrangements shall have any right thereunder to acquire any capital stock of the Company or any Company Subsidiary or the Surviving Corporation, all in accordance with the terms thereof.  On and after the date hereof, the Company shall grant no additional Rights under the Company Option Plan or the Company Restricted Stock Award Plan, provided, that, through the fifth (5th) Business Day preceding the Closing Date, the Company may take corporate actions to accelerate vesting of any previously granted benefits under either the Company Option Plan or the Company Restricted Stock Award Plan, provided that such vesting shall be effective prior to the Closing.  All administrative and other rights and authorities granted under any Company Option Plan to the Company, the board of directors of the Company or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.  No interest will be paid or will accrue in the cash payable upon surrender of any of the Company Options.  Three (3) Business Days prior to Closing, the Company shall provide to Purchaser a list of all parties holding Company Options that will be Eligible Options as of the Closing, together with the number of Eligible Options as of the Closing for each such party and the exercise prices for each such Eligible Option.

2.7           Payment of Merger Consideration; Exchange of Certificates Representing CompanyCommon Stock.

(a)           Appointment of Paying Agent for Settlement.  Prior to the Closing, Purchaser and Merger Sub shall (i) appoint American Stock Transfer & Trust Company, LLC or a commercial bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) hereunder to receive at Closing a portion of the Merger Consideration pursuant hereto and to pay and distribute such Merger Consideration on and after the Effective Time to each Person surrendering certificates representing any shares of issued and outstanding Company Common Stock that will be cancelled pursuant to Section 2.5 (the “Company Common Stock Certificates”); and (ii) enter into a written agreement with the Paying Agent in form reasonably satisfactory to the Company and Stockholders’ Representative (the “Paying Agent Agreement”) for such purposes.

(b)           Payment of Merger Consideration.  At the Effective Time, the Purchaser or Merger Sub shall deposit with the Paying Agent, for the benefit of the holders of Company Common Stock, an amount equal to the Merger Consideration less an amount equal to the sum of (i) the Escrow Amount and (ii) the Aggregate Option Settlement Payment for exchange in accordance with this Section 2.7 (the “Paying Agent Fund”).

(c)           Notice; Exchange for Merger Consideration.  At the time of the mailing of the Company Stockholders’ Consents Notification, the Company shall simultaneously mail or deliver to each holder of record of Company Common Stock whose Company Common Stock will be converted into the right to receive Merger Consideration pursuant hereto the Transmittal Letter and/or such other forms mutually agreed to by Purchaser and the Company specifying that delivery of the Company Common Stock Certificates shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon delivery and surrender of the Company Common Stock Certificates to the Paying Agent (with signatures acknowledged by a Notary Public), and instructions for effecting such surrender of such Company Common Stock Certificates.  Upon surrender of a Company Common Stock Certificate to the Paying Agent pursuant to instructions received by a holder of Company Common Stock together with the Transmittal Letter duly executed, notarized and completed in accordance with the instructions thereto, the Paying Agent shall promptly arrange to deliver to each such holder of Company Common Stock a portion of the Merger Consideration calculated pursuant to Section 2.5(a), less the amount of any withholding that is required by applicable Tax Law.  Merger Consideration shall be paid by check or wire transfer pursuant to the terms and conditions of the Paying Agent Agreement.  Any Company Common Stock surrendered shall forthwith be cancelled.  No interest will be paid or will accrue on the cash payable upon surrender of any of the Company Common Stock.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange and payment may be made with respect to such Company Common Stock to such transferee if the Company Common Stock Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer.  From and after the Effective Time, and until surrendered as contemplated by this Section 2.7(c), each Company Common Stock Certificate shall be deemed at any time after the Effective Time for all purposes, to represent only the right to receive upon surrender thereof the Merger Consideration with respect to the shares formerly represented thereby pursuant to the terms hereof.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)           Timing and Effect of Exchange of Merger Consideration.  All shares of Company Common Stock delivered to the Paying Agent in accordance with the terms of this Article II and any Merger Consideration paid pursuant to this Article II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock.

(e)           Return of Paying Agent Fund.  Any portion of the Paying Agent Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the holders of Company Common Stock six (6) months after the Effective Time shall be delivered to the Purchaser.  Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Purchaser as general creditors for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of the Company Common Stock held by such holder as determined pursuant to this Agreement; provided, that whenever the Purchaser pays or distributes the Merger Consideration to any holder of Common Stock, including to any holder of Dissenting Shares who subsequently withdraws its claim for appraisal pursuant to Section 2.8, it will pay and distribute Merger Consideration to such holder in accordance with this Article II.

(f)           Delivery of Abandoned Property.  None of Purchaser Parent, Purchaser, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or any Option Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)           Lost Certificates.  In the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Company Common Stock Certificate, the Paying Agent will issue, in each case, in exchange for such lost, stolen or destroyed Company Common Stock Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(h)           Fees of Paying Agent.  In addition to the other deposits to be made by Purchaser in the Paying Agent Fund, Purchaser shall separately pay (a) all of the fees and expenses of the Paying Agent, and (b) all of the fees and expenses related to the preparation, handling and mailing of 1099 Tax forms with respect to payments from the Paying Agent Fund.

(i)           Taxes.  In the event that any amounts are withheld for the payment of Taxes as permitted by this Agreement from any payments from the Paying Agent Fund to a holder of Company Common Stock or payments made by Purchaser, Company or the Surviving Corporation to an Option Holder in respect of which such deduction and withholding was made, such withheld amounts shall be held in trust and paid in a timely manner to the applicable Governmental Authorities on account of such Tax liabilities and treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Option Holder in respect of which such deduction and withholding was made.

2.8           Dissenting Shares. (a)  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock of which the holder (i) has not consented to the Merger, (ii) has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and (iii) has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive the Merger Consideration Price Per Share.  The holder of a Dissenting Share shall be entitled only to such rights as are granted by the applicable provisions of the DGCL, and, subject to the rights of the Surviving Corporation set forth herein and the DGCL, the Surviving Corporation shall promptly pay the amount, if any, to which such holders are entitled to pursuant to applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive an amount of cash for each Dissenting Share equal to the Merger Consideration Price Per Share pursuant to the terms and conditions of this Article II.

(b)           The Company shall give Purchaser and Merger Sub (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (ii) from and after the Effective Time, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of Purchaser, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

2.9           Escrow Agreement; Company Retention Aggregate Amount.  At the Closing, Purchaser shall pay to the Escrow Agent (i) the Escrow Fund and (ii) the deferred amount of the Company Retention Aggregate Amount specified in the Company Closing Certificate to be delivered to the Escrow Agent, each of which shall be held and distributed pursuant to the terms and conditions of the Escrow Agreement.  At the Closing, Purchaser shall pay to the Company on behalf of the parties to the Company Retention Agreements (in such amounts as are set forth in the Company Closing Certificate) an aggregate amount equal to the Company Retention Aggregate Amount that may be payable to such parties within sixty (60) days after the Closing pursuant the Company Retention Agreements.

2.10           Closing Indebtedness Payment; Certain Company Transaction Expenses.   At the Closing, Purchaser shall, in accordance with Section 5.9, pay the Closing Indebtedness Payment and any and all amounts of outstanding Company Transaction Expenses set forth on the Company Closing Certificate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Simultaneously with the execution of this Agreement, the Company has delivered to the Purchaser Parent and Purchaser a disclosure schedule with numbered sections and subsections corresponding to the relevant schedules (and subsections thereof) identified in this Agreement (the “Company Disclosure Schedule”).  Each item set forth on the Company Disclosure Schedule is identified by reference to, or grouped under a heading referring to, or by specific cross references to, a specific section or subsection of this Agreement.  Capitalized terms used and not otherwise defined in the Company Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.  Any item disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed to have been made with respect to each other section or subsection of the Company Disclosure Schedule so long as it is reasonably apparent from the context of such disclosure that the disclosure in such other section or subsection is also applicable to the relevant section or subsection notwithstanding the omission of a cross-reference thereto.  Capitalized terms used and not otherwise defined in the Company Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

In order to induce the Purchaser, Purchaser Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Purchaser, Purchaser Parent and Merger Sub as follows:

3.1           Organization of the Company and the Company Subsidiaries.   The Company is a corporation duly organized, validly existing and operated and, with respect to its corporate formation and existence, is in good standing under the Laws of the State of Delaware and in accordance with its Governing Documents.  Except as set forth on Schedule 3.1, each Company Subsidiary is an entity duly constituted, registered and organized, validly existing and operated, and, with respect to its entity formation and existence, is in good standing (or applicable concept in its jurisdiction of organization), in each instance under the Laws of its jurisdiction of organization and in accordance with its Governing Documents.  The Company and each Company Subsidiary has all requisite entity power and authority to own, operate and lease their respective assets and to carry on their respective businesses as now being conducted and as proposed to be conducted and is qualified or licensed to do business and in good standing and validly operated in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary, except where such failures to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.  Schedule 3.1 sets forth, with respect to the Company and each Company Subsidiary, the jurisdiction in which each is constituted, registered, organized and qualified or licensed to do business.

3.2           Capitalization of the Company and the Company Subsidiaries.  (a)  The authorized capital stock of the Company consists solely of (i) 200,000 shares of Company Common Stock, of which (A) 80,075 shares are issued and outstanding and held of record by the Persons and in the amounts set forth on Schedule 3.2(a) hereto, (B) 6,270 shares of Company Common Stock are held in the treasury of the Company and (C) 4,350 shares of Company Common Stock are reserved for issuance in respect of issued and outstanding Company Options, and (ii) 20,000 shares of Company Preferred Stock, none of which have been issued or are reserved for issuance.  The only Rights issued and outstanding for capital stock or Equity Interests of the Company are Company Options for an aggregate of 4,350 shares of Company Common Stock that are held of record by the Persons and in the amounts set forth on Schedule 3.2(a).  All of the issued and outstanding shares of Company Common Stock and all shares reserved for issuance in respect of Company Options will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable.

(b)           Schedule 3.2(b)(i) sets forth, for each Company Subsidiary, (i) the authorized and issued number of Equity Interests for such Company Subsidiary and (ii) the beneficial and record owners of any such Equity Interests.  No Rights in respect of the Equity Interests of any Company Subsidiary has been granted in respect of any Company Subsidiary.  Except as set forth on Schedule 3.2(b)(ii), all of the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized, validly issued, fully paid and are non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests).

(c)           At the Closing, after giving effect to the transactions contemplated to occur at or prior to Closing hereunder, no Rights will be or become exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire any Equity Interests of the Company or any Company Subsidiary.

(d)           Each Subsidiary of the Company is set forth on Schedule 3.2(d).  Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary controls directly or indirectly or has any direct or indirect Equity Interests, Rights or equity participation in any corporation, partnership, trust, or other business association and there is no other Person with respect to which (i) the Company or any Company Subsidiary may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned in such Person (if any) or (ii) the Company or any Company Subsidiary may be liable under any circumstances for the payment of additional amounts with respect to its interest in such Person, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise.

(e)           There is no Voting Debt of the Company or any Company Subsidiary.

3.3           Authorization; Enforceability.  The Company and each Company Subsidiary has full entity power and authority to execute, deliver and perform this Agreement (if a party hereto) and any Company Ancillary Agreement to which it is a named party, and to consummate the transactions contemplated hereby and thereby, subject only to receiving the affirmative vote of Stockholders holding a majority of the issued and outstanding shares of the Company Common Stock, which is the only class or series of capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, any Company Ancillary Agreements to which the Company or any Company Subsidiary is a named party and all other documents and agreements to be delivered by the Company or any Company Subsidiary pursuant hereto or thereto, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved and authorized by all requisite entity action on the part of the Company or the applicable Company Subsidiary, as the case may be.  This Agreement has been (and each of the Company Ancillary Agreements to which the Company or a Company Subsidiary is a named party when executed will be) duly and validly executed and delivered by the Company and applicable Company Subsidiary, as the case may be, and, constitutes (or, in the case of each of the Company Ancillary Agreements to which the Company or a Company Subsidiary is a named party when executed will constitute), the legal, valid and binding obligation of the Company or such Company Subsidiary, as the case may be, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

3.4           Financial Statements.  Schedule 3.4 contains true and complete copies of the following: (a) the audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity, and cash flows for the Company and the Company Subsidiaries as of and for the fiscal years ended June 30, 2009, 2008 and 2007 (the “Financial Statements”), and (b) the Interim Financial Statements through March 31, 2010.  The Financial Statements, such Interim Financial Statements and, when prepared and delivered the Determination Date Balance Sheet and any additional Interim Financial Statements required to be delivered hereunder will have been prepared from, and are or will, as the case may be, in accordance with and accurately reflect, in all material respects, the books and records of the Company and the Company Subsidiaries.  The Financial Statements, and the Interim Financial Statements delivered herewith and, when prepared and delivered, the Determination Date Balance Sheet and any additional Interim Financial Statements required to be delivered hereunder will have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements and the Determination Date Balance Sheet, to normally recurring year-end audit adjustments, the absence of footnotes and the last sentence of this Section 3.4) for the periods presented.  The Financial Statements and the Interim Financial Statements delivered herewith fairly present and, when prepared and delivered, the Determination Date Balance Sheet and any additional Interim Financial Statements required to be delivered hereunder will fairly present in all material respects, the consolidated financial position and, if applicable, the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein.  The Determination Date Balance Sheet contains an adequate accrual for Code Subpart F Income Taxes, if any, regardless of whether required by GAAP.

3.5           Governing Documents; Books and Records.  Except as set forth on Schedule 3.5, a true, correct and complete copy of (a) the Governing Documents of the Company and each of the Company Subsidiaries, (b) a summary of the stock transactions reflected in the stock ledgers and stock transfer records of the Company and each of the Company Subsidiaries and (c) copies of all minutes of the stockholders and board of directors and all committees thereof (or equivalent) of the Company and the Company Subsidiaries occurring since January 1, 2007 have heretofore been made available to the Purchaser or its counsel in the Electronic Data Room (subject to the redaction of information relating to the sale of the Company hereunder or any similar alternative transactions).  Such Governing Documents, summary of stock transactions and minutes of the Company are complete, true and correct in all material respects, and have been maintained in accordance with all applicable Laws.  To the Knowledge of the Company, the auditors of the Company have not found any deficiency or material weakness in the Company’s or any Company Subsidiary’s internal controls under applicable auditing standards which remain unresolved.

3.6           Absence of Undisclosed Liabilities.   Neither the Company nor any of the Company Subsidiaries has any material direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of a nature that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), other than those Liabilities (a) which are not material in the aggregate, (b) which are set forth or adequately provided for in the Financial Statements or the Interim Financial Statements delivered herewith, (c) have been incurred since the Balance Sheet Date in the Ordinary Course of Business or (d) are set forth on Schedule 3.6.

3.7           Compliance with Law; Governmental Authorizations.  (a)  Except as set forth on Schedule 3.7(a)(i), the Company and the Company Subsidiaries have complied in all material respects with, are not in violation of, and have not received notices of violation with respect to any Law which in either case, individually or in the aggregate with each such other violation, noncompliance, notification or underlying matters in respect thereof, could reasonably be expected to result in a material Liability to the Company or any Company Subsidiary.  The Company has previously made available to Purchaser or its counsel in the Electronic Data Room true and correct copies of all reports of material inspections received by it with respect to each of the businesses and properties of the Company and each Company Subsidiary under applicable Laws which occurred since January 1, 2007, and resulted in, or would result in, Losses to the Company and the Company Subsidiaries equal to or exceeding an aggregate amount of $50,000.00.  Except as set forth on Schedule 3.7(a)(ii), to the Knowledge of the Company, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any applicable Law is threatened or contemplated.

(b)           Except as set forth on Schedule 3.7(b), the Company and each Company Subsidiary have obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the “Licenses”) that are necessary for the business and operations of the Company and each Company Subsidiary as presently conducted.  All material Licenses of the Company and each Company Subsidiary are in full force and effect, and no written notice of any pending violation, removal, revocation or non-renewal has been received by the Company or any Company Subsidiary in respect of any such material Licenses.  The Company does not have any Knowledge that any material License of the Company or any Company Subsidiary will not be renewed in the ordinary course or will be revoked, terminated, suspended or impaired nor does the Company have Knowledge of any circumstances that would result in the same.  The consummation of the transactions contemplated hereunder and the operation of the business of the Company and each Company Subsidiary by the Surviving Corporation in the manner in which the Company and each Company Subsidiary currently operates will not require or result in the transfer of any License that may not be transferred without the consent or approval of any Governmental Authority or other Person.

3.8           No Conflicts; Change of Control.   (a)  Except as set forth on Schedule 3.8(a), the execution, delivery and performance by the Company or any Company Subsidiary of this Agreement and the Company Ancillary Agreements to which the Company or any Company Subsidiary is a named party, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Governing Documents of the Company or any Company Subsidiary, (ii) with the exception of the Zions Bank Loan and the Credit Suisse Loan, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any material property or assets of the Company or any Company Subsidiary under any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their properties or assets are bound, or (iii) violate any Law or Order of any Governmental Authority applicable to the Company or any Company Subsidiary in any material respect, or require the consent, approval or action of, filing with or notice to any Governmental Authority or other Person in order for the Company or any Company Subsidiary, to consummate the transactions contemplated by this Agreement or any of the Company Ancillary Agreements.

(b)           Except as set forth in Schedule 3.8(a) or Schedule 3.8(b), the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to a party pursuant to, permit a party to terminate or accelerate vesting, repayment or repurchase rights, or create any other material detriment under the terms, conditions or provisions of, any Material Contract.

3.9           Contracts.   (a)  Set forth on Schedule 3.9(a) is a list each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound:

(i)
each Contract or series of related Contracts that in the aggregate (A) involves a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt (other than sale or purchase orders for goods and materials) by the Company or any Company Subsidiary of an amount or value in excess of $100,000.00, other than any Terminable Contracts entered into in the Ordinary Course of Business; (B) that is executory in whole or in part, was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $25,000.00 in respect of an individual Contract or $100,000.00 in the aggregate;

(ii)
each real property lease, rental or occupancy Contract, license, installment Contract, conditional sale Contract or other Contract with material outstanding obligations or liability, contingent or otherwise, to which the Company or any Company Subsidiary is a party or is otherwise bound relating to the sale, purchase, ownership, title, lease, use or occupancy of real property or material tangible personal property other than Contracts described in Section 3.9(a)(i) or Contracts entered into in the Ordinary Course of Business for services, repair, construction or maintenance with payment obligations of less than $50,000.00 per Contract;

(iii)
each collective bargaining Contract and any other material Contract to or with any labor union, trade union or other employee representative, body or organization of a group of employees of the Company or any Company Subsidiary;

(iv)	each joint venture, partnership or similar Contract involving a sharing of profits, losses, costs or Liabilities by the Company or any Company Subsidiary with any other Person;

(v)
each Contract containing outstanding covenant or other obligations that in any way restricts the business activity of the Company or any Company Subsidiary or limits the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person;

(vi)
each Contract (A) relating to any Company or Company Subsidiary providing for commission, compensation, royalty or other payments to or by any Person based on sales, purchases or profits (other than direct payments for goods), other than Terminable Contracts entered into in the Ordinary Course of Business, or (B) that is a sales, distribution, supply or franchise Contract that is not a Terminable Contract and provides for compensation at an amount or rate which is higher than is customary or usual in the applicable business of the Company or such Company Subsidiary;

(vii)
each power of attorney that is currently effective and outstanding granted by and relating to the Company or any Company Subsidiary (other than powers of attorney delivered in the Ordinary Course of Business to (A) customs brokers and similar Persons involved in the transport of Company or Company Subsidiary goods, (B) the Company’s auditors, accountants and fiscal agents with respect to Tax matters and (C) the attorneys for the Company and any Company Subsidiary in connection with the prosecution of Intellectual Property rights);

(viii)
each written warranty, guaranty, and/or other similar undertaking with respect to either Products or contractual performance extended by the Company or any Company Subsidiary, other than those which are otherwise set forth in written Material Contracts;

(ix)
each written or oral Contract with any key employee, consultant, director or officer of the Company or any Company Subsidiary, including any employment or compensation agreements, other than at will oral employment Contracts that are Terminable Contracts;

(x)
each Contract (A) relating to Indebtedness of the Company or any Company Subsidiary for borrowed money, (B) relating to security given in respect of, or the guaranty by the Company or any Company Subsidiary of, any Indebtedness of the Company or any Subsidiary Company for borrowed money or any other liability or obligation of such Person, (C) imposing a Lien, other than Permitted Liens, on any asset of the Company or any Company Subsidiary or (D) relating to any loans or advances to, or investment in, or guaranty, financial support, or security given in respect of, Indebtedness or any other liability or obligation of any Person (other than loans, advances or investments in any Company Subsidiary); and

(xi)
each Contract related to Company Intellectual Property, including License Agreements, other than (a) “click-through” Contracts for off-the-shelf Software entered into in the Ordinary Course of Business or (b) standard dealer agreements substantively in the form(s) previously made available to Purchaser in Section “III.E.2.” of the Electronic Data Room granting a right to use the Company Trademarks.

(b)           Except as set forth on Schedule 3.9(b), the Company and each Company Subsidiary, as applicable, has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not in default in respect of, any Material Contract to which it is a party or by which it or any of its undertaking, assets or properties is bound.  Except as set forth on Schedule 3.9(b), neither the Company nor any of the Company Subsidiaries has received written notice or, to the Company’s Knowledge, oral notice, of a breach or default which remains uncured or a pending or threatened cancellation, revocation or termination of any Material Contract and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, any Company Subsidiary or by any other Person.

(c)           Except as set forth on Schedule 3.9(c), each Material Contract is in full force and effect and constitutes a valid and binding obligation of the named Company and/or Company Subsidiary party thereto (as applicable) and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

(d)           Except as set forth on Schedule 3.9(d), none of the Material Contracts was entered into other than in the Ordinary Course of Business of the Company or any Company Subsidiary.

(e)           The Company has made available to the Purchaser in the Electronic Data Room complete, true and correct copies of all of the Material Contracts; provided, however, that the full terms and conditions of certain agreements included in Material Contracts and provided in the Electronic Data Room are incomplete; any such incomplete documents are not, individually or in the aggregate, material to the Company’s or any Company Subsidiaries’ business or operations.

3.10         Litigation; Disputes.  (a)  Except as set forth on Schedule 3.10(a), other than Litigations that both (i) are solely for monetary damages against the Company or any Company Subsidiary and (ii) under which the maximum Liability to the Company and each Company Subsidiary is not greater than $50,000.00, there are no Litigations or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary, or, in connection with the activities of the Company or any Company Subsidiary, any directors, officers, employees or agents thereof, before or by any Governmental Authority, or which questions or challenges the validity of this Agreement or any Company Ancillary Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or any Company Ancillary Agreement or in connection herewith or therewith.  There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Company Subsidiary in favor of directors, officers, employees or agents of the Company or any Company Subsidiary.

(b)           Except as set forth on Schedule 3.10(b), neither the Company nor any Company Subsidiary has, since July 1, 2006, been a party to any Litigation that has resulted in or will result in a Material Adverse Effect.

3.11         Taxes.  (a)  Except as set forth on Schedule 3.11(a):

(i)
All Returns required to be filed by or on behalf of the Company or any Company Subsidiary through the date hereof have been filed, or requests for extensions have been timely filed, and any such extensions have been granted and have not expired; and all such Returns required to be filed by or on behalf of the Company or any Company Subsidiary on or before the Closing Date will be timely filed and all Taxes will be fully paid by that date or provided for by reasonable reserves in accordance with GAAP, whether or not any such Taxes were reported or reflected in any Returns.  Each such Return was, and in the case of Returns that will be filed after the date hereof and before the Closing Date, will be, complete, true and correct in all material respects.

(ii)
All material Taxes with respect to taxable periods covered by such Returns and all other material Taxes required to be paid by the Company or any Company Subsidiary for the periods covered by such Returns, except in the case of Taxes for which Returns are not required to be filed, or with respect to which the Company has received written notice from a Taxing Authority asserting potential liability, have been paid in full and the Determination Date Balance Sheet reflects a reasonable reserve in accordance with GAAP for all Taxes payable by the Company or such Company Subsidiary for all taxable periods and portions thereof through the Closing Date.

(iii)
Except as set forth on Schedule 3.11(a)(iii), since January 1, 2007, no Return of the Company or any Company Subsidiary is or has been under audit or examination by any Taxing Authority, and no written or oral notice of such an audit or examination has been received by the Company or any Company Subsidiary.  Each material dispute or claim resulting from any audit or examination relating to Taxes by any Taxing Authority has been finally resolved and any amounts due as a result thereof have been paid.  No material issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, if any, and no material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.  Except as set forth on Schedule 3.11(a)(iii), the Returns of the Company and each Company Subsidiary relating to income Taxes for all years through 2005 either (1) have been examined by and settled with the IRS or other relevant Taxing Authority or (2) the statute of limitations has expired with respect to such Returns.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency since January 1, 2007.  No claim has been made, nor to the Knowledge of the Company, is any claim pending, by a Taxing Authority in any jurisdiction where neither the Company nor any of the Company Subsidiaries files Returns alleging that the Company or any Company Subsidiary is or may be subject to Taxes in that jurisdiction.

(iv)
No Liabilities for Liens for Taxes exist with respect to any of the assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due or payable or Taxes that are being contested in good faith and for which a reasonable reserve in accordance with GAAP has been established on the Determination Date Balance Sheet.

(v)
Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar Contract, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(vi)
Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period ending on or before the Closing Date but was not recognized in any prior taxable period as a result of the installment method of accounting, the long term contract method of accounting, or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(vii)	No person has made with respect to either the Company or any Company Subsidiary, or any property held by the Company or any Company Subsidiary, any consent under Section 341 of the Code.

(viii)
There is no Contract or other document, agreement, formal or informal arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any Company Subsidiary and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(ix)
Each of the Company and the Company Subsidiaries has within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all material Taxes required to be so withheld and paid over under applicable Laws and all records as required by the applicable Laws have been maintained in respect of all such payments and withholdings.

(x)	Neither the Company nor any Company Subsidiary has in any tax year participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code).

(xi)
The Company has prior to the date hereof made available to Purchaser in the Electronic Data Room (A) complete, true and correct copies of all material Returns of the Company and each Company Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (B) complete, true and correct copies of all private letter rulings issued in respect of Taxes of the Company or any Company Subsidiary, and (C) complete, true and correct copies of all material (and currently effective, unresolved or pending, as the case may be) notices of proposed deficiencies.

(xii)
Schedule 3.11(a)(xii) lists (A) each jurisdiction in which the Company or any Company Subsidiary joins or has joined for any taxable period ending after January 1, 2007 in the filing of any consolidated, combined or unitary Return, and (B) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Return.

(xiii)
Schedule 3.11(a)(xiii) lists each state, county, local, municipal or foreign jurisdiction in which the Company or any Company Subsidiary files, is required to file or has been required to file a Return relating to state and local income, franchise, net worth and sales and use Taxes or is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending after January 1, 2007.

(xiv)
Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (A) within the two year period ending on the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xv)	Neither the Company nor any Company Subsidiary is a United States real property holding corporation within the meaning of Section 897 of the Code.

(xvi)
Neither the Company nor any Company Subsidiary has ever (A) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or made a similar election under any comparable provision of any state, local or foreign Tax Law or (B) been a member of a Tax Group that has filed an election under Treasury Regulation Section 1.1502-75(c) or any similar provision of national, foreign, state or local law with respect to the Company or a Company Subsidiary.

(xvii)	Neither the Company nor any Company Subsidiary has any application pending with any Taxing Authority requesting permission for any changes in accounting methods.

(xviii)
Since June 30, 2007, the Company and the Company Subsidiaries have not made any material payments, are not obligated to make any material payments, and have not become a party to any Contract, including this Agreement, that under certain circumstances could obligate it to make material payments, that are not or will not be, as the case may be, deductible under Section 280G or 162(m) of the Code.

(xix)
To the Knowledge of the Company, the Company and the Company Subsidiaries have not reported on their income tax returns, or taken any positions therein that could give rise to, a substantial understatement of federal or other income tax within the meaning of Section 6662 of the Code or penalties under any similar statute.

(xx)
Since January 1, 2007, neither the Company nor any Company Subsidiary has (A) at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Reg. §§1.6011-4(b)(2), 301.6111-2(b)(2) or 302.6112-1(b)(2), or (B) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax Return under state, local or foreign law.

(xxi)	None of the Company Subsidiaries is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(xxii)
Neither the Company nor any Company Subsidiary has engaged in any “intercompany transaction” in respect of which income or gain that is material in the aggregate (disregarding any losses arising from any such intercompany transaction) continues to be deferred pursuant to Treasury Reg. § 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign law.

3.12         Absence of Certain Changes or Events.  (a)  Except as set forth on Schedule 3.12, since the Balance Sheet Date, the Company and each Company Subsidiary has conducted its respective business in the Ordinary Course of Business in all material respects.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has:

(i)
split, combined, classified, re-classified, varied the rights attaching to, or taken similar action with respect to any of its issued or authorized capital stock or other Equity Interests or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its authorized or issued capital stock or other Equity Interests; granted any Rights to purchase its securities; issued any Equity Interests; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any Equity Interests; or adopted a plan of complete or partial liquidation or passed any resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or declared or paid any dividend or other distribution or payment in respect of its Equity Interests other than dividends or other distributions from a Company Subsidiary to the Company;

(ii)	amended its Governing Documents;

(iii)
paid or increased any bonuses, salaries, severance, termination payments or other compensation to any director, officer, employee, consultant or contractor (other than in the Ordinary Course of Business or to be paid as a Company Transaction Expense or pursuant to the Company Retention Agreements);

(iv)	(A) adopted or terminated or (B) in any material respect, amended or increased the payments to or benefits under, any Benefit Plan for or with any employees of the Company or any Company Subsidiary;

(v)
damaged, destroyed or lost any assets or properties of the Company or any Company Subsidiary, whether or not covered by insurance, where such damage, destruction or loss would result in Losses to the Company and/or any Company Subsidiaries equal to or exceeding an aggregate amount of $50,000.00.

(vi)
except in the Ordinary Course of Business, materially amended, renewed, failed to renew, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) with respect to any Material Contract or entered into any new Material Contract or, to the Knowledge of the Company, taken any action that jeopardizes the continuance of its material supplier or customer relationships;

(vii)
except in the Ordinary Course of Business, sold, leased, licensed or otherwise disposed of any asset or property material to the business of the Company or any Company Subsidiary (other than tangible personal property that has been damaged or rendered obsolete), or imposed a Lien upon any asset or property of the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary;

(viii)
(A) incurred or assumed any Indebtedness except for (I) Excluded Indebtedness and (II) borrowings and issuance of letters of credit or bank guarantees under the Credit Suisse Loan Documents or the Zions Bank Loan Documents, (B) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than endorsements of checks in the Ordinary Course of Business), or (C) made any loans, advances or capital contributions to, or investment in, any Person, other than employee travel and expense advances in the Ordinary Course of Business;

(ix)
paid, discharged or satisfied any Liabilities, other than the payment, discharge or satisfaction of Liabilities (A) in the Ordinary Course of Business or (B) that were reflected or reserved against in the Balance Sheet;

(x)	made any change in any method of accounting or accounting practices, policies or procedures;

(xi)	sold, disposed of or surrendered any material License or any portion thereof;

(xii)
accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(xiii)	delayed or accelerated payments of any accounts payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(xiv)
failed to replenish inventories and supplies of the Company or any Company Subsidiary in the Ordinary Course of Business, or entered into any purchase commitment not in the Ordinary Course of Business;

(xv)	made any acquisition of all or any significant part of the assets, capital stock, Equity Interests, properties, securities or business of any other Person;

(xvi)
entered into any collective bargaining Contract or any other Contract with any labor union or association representing any group of employees, or been subject to any strike, picket, work stoppage, work slowdown or labor dispute or been subject to any application for certification or union organizing drive;

(xvii)
made any capital expenditure or any other investment (or series of related investments), or entered into any Contract or commitment therefor, in excess of $50,000.00 in respect of any such individual investment or Contract or $200,000.00 in respect of any number of such investments or Contracts other than capital expenditures contained in the fiscal year 2010 capital budget for the Company and the Company Subsidiaries that has been made available to Purchaser in Section “II.I.” of the Electronic Data Room;

(xviii)
written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable in excess of the Company’s reserves therefor that are set forth in the Financial Statements; or

(xix)	agreed, whether orally or in writing, to do any of the foregoing.

(b)           Since the Balance Sheet Date, (i) neither the Company nor any Company Subsidiary has received written notice of any event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company or any Company Subsidiary and (ii) to the Knowledge of the Company, there has not been any event that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company or any Company Subsidiary.

(c)           From the Determination Date through the date hereof, except as set forth on Schedule 3.12(c), the Company and each Company Subsidiary has been operated in compliance with, and has not taken any act contravening any provision of, clauses (a) – (n) of Section 5.1.

3.13         Employee Benefit Plans.  (a)  Except as set forth on Schedule 3.13(a), and except for customary payroll practices and policies, including overtime compensation, paid vacation, holiday and sick days, paid leaves of absence, travel and automobile allowances and expense reimbursements (all of which are either (i) set forth in the employee handbook set forth in Section “V.C.1 and V.C.2” of the Electronic Data Room or (ii) if not in the such employee handbook, do not have a material impact on the Company or any Company Subsidiary), neither the Company nor any Company Subsidiary sponsors, maintains or contributes to or has any obligation or liability (absolute, contingent or otherwise) with respect to, and none of the employees of the Company or any Company Subsidiary is covered by, any bonus, deferred compensation, incentive compensation, severance pay, pension, profit sharing, retirement, group or individual insurance, welfare benefit, stock appreciation right, stock purchase, stock option, employee stock ownership, employee assistance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether formal, informal, funded or unfunded (collectively, the “Benefit Plans”).  In respect of any Benefit Plans set forth on Schedule 3.13, and except as described on Schedule 3.13, none of the Benefit Plans are, and neither the Company nor any Company Subsidiary (or any of their ERISA Affiliates) has maintained or had an obligation to contribute to, or incurred any other obligation with respect to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (a “Multiemployer Plan”), (iii) a “multiple employer plan,” as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code.  Neither the Company nor any Company Subsidiary has any Contract or commitment to create any additional Benefit Plan, or, except as may be required by Law or by the terms of such Plan or as may be contemplated by this Agreement or the Merger, to modify or change any existing Benefit Plan.  Except as described on Schedule 3.13, neither the Company nor any Company Subsidiary has any ERISA Affiliates.

(b)           With respect to any and each Benefit Plan set forth on Schedule 3.13(a) the Company and each Company Subsidiary has made available to Purchaser in the Electronic Data Room true, correct and complete copies of (i) all documents which comprise the current version of each of such Benefit Plan, including any related trust agreements, insurance Contracts, or other funding or investment Contracts and any amendments thereto, and (ii) with respect to each Benefit Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (B) the current summary plan description (and any summary of material modifications thereto), (C) the most recently filed certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, and (D) for each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Benefit Plan.  Except as set forth on Schedule 3.13(b), since the date of such documents there has not been any material change in the assets or Liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the Tax status or materially affect the cost of maintaining such Benefit Plan, and none of the Benefit Plans has been or will be amended prior to the Closing Date.

(c)           In respect of any Benefit Plans set forth on Schedule 3.13(a), except as set forth on Schedule 3.13(c):

(i)	the Company and the Company Subsidiaries are in material compliance with the material terms and conditions of each of its Benefit Plans currently maintained or maintained since January 1, 2007;

(ii)
each Benefit Plan (and each related trust, insurance Contract or fund) is in material compliance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and has been maintained and operated in material compliance with its terms and the requirements of all such Laws;

(iii)
each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is presently qualified.  Except as provided in the following sentence, each such Benefit Plan has been determined by the IRS to be so qualified as evidenced by a determination letter of the IRS and no event has occurred since the issuance of such letter that could adversely affect such qualified status.  The prototype plan sponsor for the Black Diamond Equipment Ltd. Profit Sharing Plan (as initially adopted and as restated) has received in 2001 and 2008 an opinion letter from the IRS indicating that the form of the prototype plan is qualified and the Company has not since the initial adoption of the Black Diamond Equipment Ltd. Profit Sharing Plan adopted any modification to the qualified prototype plan nor operated such plan in any way that would adversely affect its qualified status;

(iv)
all filings required by ERISA, the Code or other applicable Law as to each Benefit Plan have been timely filed, and all reports, notices and disclosures to participants and beneficiaries under each Benefit Plan required by either ERISA or the Code have been timely and appropriately distributed or otherwise provided;

(v)	except as set forth on Schedule 3.13(c)(v), no complete or partial termination or wind up of any Benefit Plan has occurred since January 1, 2007, or is expected to occur; and

(vi)
no condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan, and the Company or any ERISA Affiliate may terminate or cease contributions to any Benefit Plan without incurring any material liability.

(d)           All group health plans covering employees of the Company or any Company Subsidiary have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”).  Except as set forth on Schedule 3.13(d), neither the Company nor any Company Subsidiary has any obligation to provide health benefits or other non pension benefits to retired or other former employees (or their beneficiaries), except as specifically required by COBRA.

(e)           In respect of any Benefit Plans set forth on Schedule 3.13(a), except as set forth on Schedule 3.13(e):

(i)
full payment has been timely made of all amounts which the Company or any Company Subsidiary is required, under applicable Law or under any Benefit Plan or any Contract relating to any Benefit Plan to which the Company or any Company Subsidiary is a party, to have paid, including all contributions and premiums thereunder, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof;

(ii)
all contributions, premiums and payments paid or accrued with respect to any Benefit Plan have been fully deducted or will be deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any Governmental Authority, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such challenge or disallowance;

(iii)	to the Knowledge of the Company, no amount, or any asset, with respect to any Benefit Plan is subject to Tax as unrelated business taxable income under the Code; and

(iv)
to the Knowledge of the Company, adequate provisions have been made in the Company’s financial records and statements, in accordance with GAAP applied on a consistent basis and prior practices of the Company, for all obligations and Liabilities under all Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any Benefit Plan or related Contracts.

(f)           Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan that could result in a material Liability nor have there been any fiduciary violations under ERISA or other event which could subject the Company or any Company Subsidiary (or any officer, director or employee thereof) to any material penalty or Tax under Sections 502 of ERISA or Chapter 43 of the Code.

(g)           In respect of any Benefit Plans set forth on Schedule 3.13(a), except as set forth on Schedule 3.13(g), with respect to any Benefit Plan:  (i) no filing, application or, to the Knowledge of the Company, other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other Governmental Authority, and (ii) there is no action, suit or claim pending nor, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(h)           Except as set forth on Schedule 3.13(h), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated thereby will: (i) entitle any current or former employee of the Company or any Company Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, except for Company Options and outstanding restricted stock awards.

3.14         Intellectual Property.  (a) Except as set forth on Schedule 3.14(a), to the Company’s Knowledge the Company and each Company Subsidiary owns or has the right to use all Intellectual Property necessary to carry out the business of the Company and the Company Subsidiaries as presently conducted.

(b)           Set forth on Schedule 3.14(b) is a complete and accurate list (showing in each case, the registered owner, title, mark or name, applicable jurisdiction, application number or registration number and date of application or expiration, if any) of all United States, foreign and state: (i) Patents; (ii) Trademark registrations and applications (separately setting forth those Trademarks that are actively used by the Company or any Company Subsidiary to carry out the business of the Company and the Company Subsidiaries as presently conducted (the “Core Trademarks”)); (iii) Internet domain names; and (iv) copyright registrations and applications owned by the Company or any Company Subsidiary.  The Patents, Core Trademarks, Internet domain names and copyright registrations and applications set forth on Schedule 3.14(b) are herein referred to as the “Company Owned Intellectual Property”.

(c)           Set forth on Schedule 3.14(c) is a complete and accurate list of (i) each Contract that is in effect pursuant to which the Company or any Company Subsidiary uses the Intellectual Property of another Person in any manner that is material to the conduct of the business of the Company or any Company Subsidiary (the “Company Licensed Intellectual Property”) and (ii) each Contract that is in effect pursuant to which the Company or any Company Subsidiary grants to another Person the right to use a Patent or Trade Secret owned by the Company or Core Trademark, other than standard dealer agreements granting a right to use the Company’s Trademarks in a manner that does not result in abandonment of any Core Trademarks (the “Third Party Licensed Intellectual Property”, and collectively with the Company Licensed Intellectual Property,  the “Licensed Intellectual Property”; the Licensed Intellectual Property and the Company Owned Intellectual Property shall be collectively referred to as the “Company Intellectual Property”); all Contracts set forth on, or required to be set forth on, Schedule 3.14 pursuant to this Section 3.14(c), are herein referred to as the “License Agreements”).

(d)           Except as set forth on Schedule 3.14(d), the Company Owned Intellectual Property is solely and exclusively owned by the Company or a Company Subsidiary, as applicable, free and clear of all Liens.  Except as set forth on Schedule 3.14(d), to the Company’s Knowledge none of the Company-owned Patents or Core Trademark registrations and applications set forth on Schedule 3.14(b) have been cancelled, expired, or abandoned and all mandatory fees required for the maintenance of such rights have been paid on time.  Except as set forth on Schedule 3.14(d), neither the Company nor any Company Subsidiary has received any written, or, to the Knowledge of the Company, oral notification of any pending or threatened opposition, interference, re-examination or cancellation proceeding before any court or registration authority in any jurisdiction against any of the Company-owned Patents or the Core Trademarks.

(e)           Except as set forth on Schedule 3.14(e), to the Company’s Knowledge there are no settlements, injunctions, forbearances to sue, consents, consents to use, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is a party which (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property necessary to carry out the business of the Company, or (ii) permit third parties to use any Intellectual Property which would otherwise infringe any of the Company Owned Intellectual Property.  No royalties, honoraria or other fees are payable by the Company or any Company Subsidiary for the use of or right to use any Company Intellectual Property in connection with their respective businesses as currently conducted, except pursuant to the License Agreements.

(f)           Except as set forth on Schedule 3.14(f), to the Knowledge of the Company, the conduct of the business of the Company and each Company Subsidiary, as currently conducted (“currently conducted” to include for purposes of this Section 3.14(f) the making, using, selling and/or offering to sell in the future Products currently in development but not yet on sale), does not infringe, dilute or misappropriate the Intellectual Property rights of any Person.  Except as set forth on Schedule 3.14(f), neither the Company nor any Company Subsidiary has received written notice that the conduct of the business of the Company or any Company Subsidiary, as currently conducted, infringes, dilutes, misappropriates or constitutes the unauthorized use of any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights, except to the extent that such infringement, defamation or violation could not reasonably be expected to result in a material claim against the Company or any Company Subsidiary, or challenges the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)           To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or otherwise violating any Company Owned Intellectual Property in a way that would have a Material Adverse Effect, and no such claims are pending against a third party by the Company or any Company Subsidiary.

(h)           Except as set forth on Schedule 3.14(h), all Company Owned Intellectual Property was  either (i) developed by an employee of the Company or any Company Subsidiary within the scope of employment of the employee and pursuant to an invention assignment or subject to the work for hire doctrine,  (ii) developed by a third party under a work for hire and/or assignment agreement, or (iii) developed by a third party and transferred and assigned to either the Company or any Company Subsidiary under a transfer and assignment agreement. After the deliveries provided for in this Agreement have occurred, neither the Stockholders nor any current or former officer, director or employee of the Company or any Company Subsidiary (or any family member thereof) will retain any rights of ownership or use with respect to the Company Owned Intellectual Property.

(i)           The Company and each Company Subsidiary owns or has the right to use all Software material to its respective business.  No unlicensed copies of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink wrap” or “click through” license agreements have been installed or maintained on any Company’s computers or computer systems by, or at the direction or with the express permission of a manager, division head or similarly credentialed agent of, the Company or any Company Subsidiary, and no such unlicensed copies used for the business of the Company or any Company Subsidiary are installed on the computers of the Company or any Company Subsidiary.

(j)           The Company and each Company Subsidiary takes commercially reasonable measures to protect the confidentiality of its respective material Trade Secrets.  Except as set forth on Schedule 3.14(j), to the Knowledge of the Company, no material Trade Secret of the Company or any Company Subsidiary has been improperly disclosed or has been misappropriated by another Person.

3.15        Title to and Condition of Properties; Liens.  Except as set forth on Schedule 3.15, the Company and each Company Subsidiary, as applicable, has good, valid and marketable title to, (or in the case of leased or licensed property, has a valid leasehold or license interest in and to) each material item of plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and any other tangible and intangible personal property that the Company or any Company Subsidiary includes on its books and records or otherwise purports to own, lease or license, as applicable, free and clear of all Liens whatsoever except Permitted Liens.  The rights, properties and other assets presently owned, leased or licensed by the Company or any Company Subsidiary include all such material rights, properties and other assets necessary to permit the Company or any Company Subsidiary to conduct its business in all material respects in the same manner as such businesses are presently conducted.  Other than leased or licensed assets, or other assets for which the Company has a valid right to use, and except as set forth on Schedule 3.15, there are no material assets owned by any third party which are used in the operation or conduct of the business of the Company or any Company Subsidiary.  To the Knowledge of the Company, the material tangible property owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary in the operation of its business, does not require replacement, repair or maintenance through June 30, 2011 that in the aggregate is in excess of the amounts set forth in the 2011 capital expenditure forecast for the Company and the Company Subsidiaries that has been made available to Purchaser in Section “II.L.2” of the Electronic Data Room.

3.16        Real Property.  (a)  Schedule 3.16(a) sets forth a complete list of all real property owned by the Company or a Company Subsidiary (individually, an “Owned Property”).  All of the Real Property is used in the conduct of the business of either the Company or a Company Subsidiary.  Schedule 3.16(a) also sets forth a complete list of all real property leased, occupied or subleased (as lessee or sublessee) by the Company or a Company Subsidiary (individually, a “Leased Property” and, together with the Owned Property, the “Real Property”), and identifies all of the lease and sublease agreements, as amended to date, relating to the Leased Property (the “Leases”).  In the event that any of the Leases is a sublease, the relevant Company or Company Subsidiary, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and (i) such prime lease is in full force and effect, (ii) there are no outstanding uncured notices of default or termination, and (iii) no right of such Company or Company Subsidiary in any such sublease conflicts with such prime lease.  To the Knowledge of the Company, there are no subleases, licenses or other Contracts granting to any Person other than the relevant Company or Company Subsidiary any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases.

(b)           The Company or a Company Subsidiary, as applicable, has good and marketable fee simple title to all Owned Property and good and valid title to the leasehold estates in all Leased Property and to all buildings and improvements thereon, free and clear of any Liens, except for Permitted Liens.  The Company or a Company Subsidiary, as applicable, enjoys peaceful and undisturbed possession of the Real Property.  Except as set forth in Schedule 3,16(b), no Person other than the Company or a Company Subsidiary has any right to use or occupy any part of the Real Property.  The Real Property is the only land and buildings owned, used or occupied by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate, or interest in, or affecting, any land or buildings other than the Real Property.

(c)           To the Knowledge of the Company, there are no defects in the condition of the improvements on the Real Property that have a material effect on the business of the Company or any Company Subsidiary.

(d)           The Company and each Company Subsidiary has obtained all material permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) which the Company or respective Company Subsidiary is required to obtain from all Governmental Authorities having jurisdiction over any of the premises comprising Real Property, and all such Real Property Permits are in full force and effect.  Since January 1, 2007, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority having jurisdiction over any premises comprising Real Property threatening a suspension, revocation, modification or cancellation of any material Real Property Permit, and to the Knowledge of the Company, there exists no violation of a material Real Property Permit.

(e)           Neither the Company nor any Company Subsidiary has received any written notice of, and to the Knowledge of the Company, any oral notice, of any currently pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising Real Property or any part thereof and, to the Knowledge of the Company, no such condemnations or proceedings have been proposed.

(f)           Except as set forth on Schedule 3.16(f) or in the Leases, neither the Company nor any Company Subsidiary nor any Person that is or has at any time been a Subsidiary of the Company or any Company Subsidiary has given any guaranty or indemnity for any liability relating to any real property owned, leased or used by any Person.

(g)           Except as set forth on Schedule 3.16(g), there are no underground or above ground storage tanks, active or abandoned on the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property.

3.17        Accounts Receivable; Inventory.  (a)           Schedule 3.17(a) contains a list of the aged trade accounts receivable of the Company and the Company Subsidiaries as of March 31, 2010 (the “Receivables”).  Such Receivables arose in the Ordinary Course of Business for goods sold and delivered or services rendered by the Company and the Company Subsidiaries, as applicable, and constitute valid obligations owed to the Company or any Company Subsidiary, and are, to the Knowledge of the Company, likely to be collected in the Ordinary Course of Business consistent with the past practices of the Company and the Company Subsidiaries, subject to customary reserves.  Since the Balance Sheet Date, the Company and the Company Subsidiaries have not received any notice from or on behalf of any account debtor asserting any defense to payment, counterclaim or right of setoff with respect to any accounts receivable of the Company or any Company Subsidiary in excess of amounts reserved on the Financial Statements in respect of the applicable period(s).  All Receivables are recorded and booked on the books and records of the Company or a Company Subsidiary, as applicable, in accordance with GAAP.

(b)           Except as set forth on Schedule 3.17(b), all of the inventories of raw materials, work in process and finished goods of the Company and each Company Subsidiary consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for items of obsolete materials and materials of below-standard quality, all of which items (i) have been written off or written down on the books and records of the Company and/or the applicable Company Subsidiary to fair market value or (ii) have a reserve established for them on the books and records of the Company and/or Company Subsidiary in an amount not less than required in accordance with GAAP.

3.18        Related Parties.  Except as set forth on Schedule 3.18, neither the Company nor any Company Subsidiary, nor, any current or, to the Knowledge of the Company past (since January 1, 2007), director or officer of any of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any of the Significant Stockholders or any family member of any of the Significant Stockholders, (individually a “Related Party” and collectively the “Related Parties”), nor any Affiliate of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Affiliate of any Significant Stockholder: (a) owns, directly or indirectly, any interest in any Person which is (i) a competitor of the Company or any Company Subsidiary, (ii) a supplier of the Company or any Company Subsidiary, or (iii) a customer that resells Products of the Company or any Company Subsidiary (except as an owner of one percent (1%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market); (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the business of the Company or any Company Subsidiary; (c) has an interest in or is, directly or indirectly, a party to any Material Contract pertaining or relating to the Company or any Company Subsidiary, except for employment, consulting or other personal service Contracts that may be in effect and which are set forth on Schedule 3.9(a); or (d) to the Knowledge of the Company, has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Subsidiary.

3.19        Environmental Matters.  (a)  Except as set forth on Schedule 3.19(a), each of the Company and each Company Subsidiary has obtained and complies with all licenses, permits, authorizations, approvals and consents from Governmental Authorities which are required in respect of its current business, operations, assets or properties under any applicable Environmental Law (collectively, the “Environmental Permits”).  The Company and each Company Subsidiary are in compliance in all material respects with the terms and conditions of all Environmental Law.  Without limiting the generality of the foregoing, to the Knowledge of the Company, no facts, conditions relating to the past or present properties, facilities or operations of the Company and the Company Subsidiaries prevent, hinder or limit continued compliance with such Environmental Permits and Environmental Law.  The Company has made available to Purchaser in the Electronic Data Room files containing all of the Environmental Permits and other authorizations of the Company and each Company Subsidiary.

(b)          Except as set forth on Schedule 3.19(b), no Order, complaint or Environmental Claim has been received by the Company or any Company Subsidiary; neither the Company nor any Company Subsidiary has received notice of any material penalty, damages or other costs being assessed or awarded against the Company or any Company Subsidiary; and no settlement or Contract has been entered into by the Company or any Company Subsidiary; and, to the Knowledge of the Company, no investigation or review has been done by or at the request or direction of a Governmental Authority with respect to the Company or any Company Subsidiary or any of its respective properties (collectively, “Environmental Enforcement Liability”), nor to the Knowledge of the Company, are any pending or threatened by any Person with respect to any alleged continuing and/or uncorrected failure by the Company or any Company Subsidiary to comply with any applicable Environmental Law, including without limitation any alleged continuing and/or uncorrected failure to have and comply with any required Environmental Permit, or with respect to any treatment, storage, recycling, transportation, disposal or unremediated Release of any Hazardous Material and neither the Company nor any Company Subsidiary is in possession of any written materials indicating, any facts or circumstances which could reasonably be expected to form the basis for any such Environmental Enforcement Liability.

(c)           Except as set forth on Schedule 3.19(c), (i) neither the Company nor any Company Subsidiary has handled any Hazardous Material in violation of Environmental Law (in such a manner as could be likely to result in a material liability of the Company or any Company Subsidiary) on any property now or previously owned, operated or leased by the Company or any Company Subsidiary; (ii) the Company has no Knowledge of any activities conducted in violation of Environmental Law on any property owned, operated or leased by the Company or any Company Subsidiary, and  (iii) without limiting the foregoing, to the Knowledge of the Company (A) no polychlorinated biphenyls are or have been Released, transported, disposed of or stored in violation of Environmental Law or in a manner which could reasonably be expected to result in material liability of the Company or any Company Subsidiary, (B) no asbestos is or has been present, (C) there are no underground or above ground storage tanks, active or abandoned which are in violation of Environmental Law or which have been maintained in a manner which could reasonably be expected to result in material liability to the Company or any Company Subsidiary, (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, or which could reasonably be expected to result in material liability pursuant to, any Environmental Law, at, on, under or from any property now or previously owned, operated or leased by the Company or any Company Subsidiary.

(d)          The Company has not received written notice that the Company or any Company Subsidiary has transported or arranged for the transportation of any Hazardous Material to a location which is the subject of any Environmental Enforcement Liability, action, suit, arbitration or proceeding that could reasonably be expected to lead to any Environmental Claim(s) that would result in a material liability to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has transported or arranged for the transportation of any Hazardous Material to any such location.

(e)           No written or, to the Knowledge of the Company, oral notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Company Subsidiary and no property now or previously owned, operated or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder (“CERCLA”) or on any similar state list of sites requiring investigation or clean up.

(f)           There are no Liens arising under or pursuant to any Environmental Law on any Real Property owned, operated or leased by the Company or any Company Subsidiary, other than any such Liens on Real Property not individually or in the aggregate material to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company oral notice, of any action that is in process or has been taken by any Governmental Authority which would subject any of such properties to such Liens, and neither the Company nor any Company Subsidiary has been or, to the Knowledge of the Company is expected to be, required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

(g)           Since January 1, 2007, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses or reports thereof which were conducted by, or which are in the possession of, the Company or any Company Subsidiary for any property or facility now or previously owned, operated or leased by the Company or any Company Subsidiary that have not been made available to Purchaser in the Electronic Data Room.

3.20        Labor Matters.  (a)  There is no labor strike, sympathy strike, dispute, corporate campaign, slowdown, sit-down, stay-in, sick-out, walk-out, work stoppage or lockout, retarding of work, boycott or similar labor difficulty or other interference against or affecting the Company or any Company Subsidiary (all of the foregoing referred to as “Work Interference”) and, to the Knowledge of the Company, no Work Interference is threatened.  Since January 1, 2007, no Work Interference has occurred or, to the Knowledge of the Company, was threatened.

(b)          Neither the Company nor any Company Subsidiary is a party to or bound by any work rules, work practices or collective bargaining or similar Contract with any labor organization, trade union or employee association applicable to employees of the Company or any Company Subsidiary.

(c)           Except as set forth on Schedule 3.20(c), no labor union (or any equivalent body) has been certified by a state labor relations board, the National Labor Relations Board or any similar foreign Governmental Authority in connection with acting as a bargaining agent for any of the employees of the Company or any Company Subsidiary; no notice has been received by the Company from any labor organization stating that it has been designated as the bargaining agent for any of said employees; and, to the Knowledge of the Company, no petition or application for certification has been filed by any labor union (or any equivalent body) requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company or any Company Subsidiary since January 1, 2007, nor does any question concerning representation exist concerning such employees.

(d)          Neither the Company nor any Company Subsidiary has received notice that an unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending before the National Labor Relations Board or any similar state or foreign agency, nor, to the Knowledge of the Company, has such a charge or complaint been threatened.

(e)          Except as set forth on Schedule 3.20(e), a true and complete copy of the employee handbook of the Company and each Company Subsidiary has been made available to Purchaser in Section “V.C.1 and V.C.2” of the Electronic Data Room, and such employee handbooks contain each material written personnel policy, rule and procedure generally applicable to the employees of the Company or such Company Subsidiary, as the case may be, other than those that do not have a material impact on the Company or any Company Subsidiary.

(f)           Except as set forth on Schedule 3.20(f), the Company and each Company Subsidiary is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, reductions in force, workers’ compensation, workers’ disability, overtime compensation, wages, pay equity, hours of work and occupational safety and health, privacy, and, to the Knowledge of the Company, is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws.

(g)          Except as set forth on Schedule 3.20(g), no charge with respect to or relating to the Company or any Company Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of discriminatory or other unlawful employment practices.

(h)          Except as set forth on Schedule 3.20(h), since January 1, 2007, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act or any comparable provision of applicable state Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any comparable provision of applicable state Law) affecting any site of employment or facility of the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign “plant closing” Law or regulation and (iv) none of the Company’s or any Company Subsidiary’s employees has suffered an “employment loss”(as defined in the WARN Act or any comparable provision of applicable state Law) during the six month period prior to the date hereof.

3.21        Officers and Employees.  Purchaser has been provided with a true and complete list of the names, titles and current salaries of all full-time and part-time employees and consultants of the Company or any Company Subsidiary, as of the date hereof.  Except as set forth on Schedule 3.21, there is no employment Contract, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company or any Company Subsidiary is a party other than the Company Retention Agreements (a) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement except Company Transaction Expenses or (b) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits would be triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

3.22        Brokers and Finders.  Other than Silver Steep LLC (which will be paid in full at or prior to the Closing by the Company other than amounts that may become payable to Silver Steep LLC from the Escrow Funds upon release thereof to the Company Stockholders and holders of Eligible Options), no broker, finder, agent, investment banker, financial advisor or similar intermediary has acted on the Company’s or any Company Subsidiary’s behalf in connection with this Agreement or the Company Ancillary Agreements or the transactions contemplated hereby or thereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any Company Subsidiary or any action taken by the Company or any Company Subsidiary.

3.23        Banking Relationships. Schedule 3.23 sets forth the names and locations of all banking, lock box accounts, and safe deposit boxes of the Company or any Company Subsidiary.

3.24        Customers and Suppliers.  Except as set forth on Schedule 3.24, there are no pending material disputes or controversies between the Company or any Company Subsidiary and any of the Significant Customers and Suppliers and, to the Knowledge of the Company, none of the Significant Customers and Suppliers (i) has or is contemplating terminating or materially diminishing its business or relationship with the Company or any Company Subsidiary with which it does business or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that could reasonably be expected to jeopardize or materially adversely affect the future relationships of the Company or any Company Subsidiary with such Person.

3.25        Products; Product Liability.  Except as set forth on Schedule 3.25, there are not presently pending, or, to the Knowledge of the Company, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect or any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary.  Since January 1, 2007, neither the Company nor any Company Subsidiary has sent or received any correspondence to or from any Governmental Authority with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any Product.  To the Knowledge of the Company, there are no Defects with respect to any Product sold or otherwise distributed by the Company or any of the Company Subsidiaries that may rise to a material Liability and all finished goods inventory held by the Company or any Company Subsidiary is free of any material Defect or other material deficiency, except to the extent that reasonable reserves in an amount not less than required in accordance with GAAP have been established therefor in the Financial Statements.  Neither the Company nor any Company Subsidiary is currently investigating or considering a recall, withdrawal or suspension from the market of any Product.

3.26        Insurance.  Schedule 3.26 sets forth a true and complete list of all insurance policies, other insurance arrangements and other Contracts for the transfer or sharing of insurance risks by the Company or any Company Subsidiary in force on the date hereof with respect to the business or assets of the Company or any Company Subsidiary (the “Company Insurance Policies”).  Except as set forth on Schedule 3.26, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any of the Company Insurance Policies or arrangements nor, to the Knowledge of the Company, is the termination of any of the Company Insurance Policies threatened, (b) there is no material claim pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on similar terms as now in effect (excepting general market pricing increases and coverage limitations), (d) neither the Company nor any Company Subsidiary maintains any self-insurance and (e) the Company Insurance Policies contains all coverage necessary or required by the Company and each Company Subsidiary to comply with the terms and conditions of the Material Contracts in all material respects.

3.27        Propriety of Past Payments.  To the Knowledge of the Company, none of the Company or any Company Subsidiary, nor any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, on behalf of the Company or any Company Subsidiary, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (a) to obtain favorable treatment for the Company or any Company Subsidiary, or any Affiliate of the Company in securing business, (b) to pay for favorable treatment for business secured for the Company or any Company Subsidiary, or any Affiliate of the Company, (c) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or any Affiliate of the Company or (d) otherwise for the benefit of the Company or any Company Subsidiary, or any Affiliate of the Company in violation of any Law, (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property) to which the Company or any Company Subsidiary is subject.

3.28        Takeover Laws and Provisions.  No Takeover Laws other than Section 203 of the DGCL applies or purports to apply to the Company or any Company Subsidiary with respect to this Agreement, the Merger or the transactions contemplated hereby.  The Company has taken all action required to be taken by it in order to make each of the Merger, this Agreement, the Company Stockholders’ Support Agreements, the Company Stockholders’ Option Agreements and the transactions contemplated hereby and thereby comply with Section 203 of the DGCL; and the Merger, this Agreement, the Company Stockholders’ Support Agreements, the Company Stockholders’ Option Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

3.29        Customs.  Except as set forth on Schedule 3.29, (a) the Company and each Company Subsidiary is in compliance with the imported inventory valuation limitations imposed under Code Section 1059A, (b) the Company does not have any material liability for U.S. Customs duty, interest, or penalties, and (c) all of the Harmonized Tariff Schedule of the U.S. classifications assigned to the imported products of the Company and each Company Subsidiary are correct.

3.30        Full Disclosure.  No representation, warranty, certification or statement by the Company contained in this Agreement, the Company Disclosure Schedule, the Company Closing Certificate, the Company Officer’s Certificate and each Company Ancillary Agreement to which the Company is (when executed) a party contains, or will contain at the time delivered, any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.  Purchaser acknowledges that neither the Company nor anyone acting on its behalf has made any representations and warranties regarding the subject matter of the Agreement except for representations, warranties, certifications and statements of the Company contained in this Article III and each Company Ancillary Agreement to which the Company is (when executed) a party, and Purchaser is not relying upon any other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE PURCHASER AND MERGER SUB

In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

4.1          Organization.  Each of the Merger Sub, Purchaser and Purchaser Parent is a corporation duly incorporated, validly existing and operated and, with respect to its relevant corporate formation and existence, is in good standing under the Laws of the State of Delaware, and is qualified or licensed as a foreign entity to do business in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties renders such qualification, license or good standing necessary.  Merger Sub, Purchaser and Purchaser Parent each have the requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted.

4.2          Authorization; Enforceability.  Each of the Merger Sub, Purchaser and Purchaser Parent has full corporate power and authority to execute, deliver and perform this Agreement and the Purchaser Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, the Purchaser Ancillary Documents and all other documents and agreements to be delivered pursuant hereto or thereto, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved and authorized by all necessary corporate action on the part of the Merger Sub, Purchaser and Purchaser Parent.  This Agreement has been (and each of the Purchaser Ancillary Agreements when executed will be) duly and validly executed and delivered by the Merger Sub, Purchaser and Purchaser Parent, as the case may be, and constitutes (or, in the case of each of the Purchaser Ancillary Agreements when executed will constitute), the legal, valid and binding obligation of the Merger Sub, Purchaser or Purchaser Parent, as the case may be, enforceable against it in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

4.3          No Conflicts.  The execution, delivery and performance by the Merger Sub, Purchaser and Purchaser Parent of this Agreement and the Purchaser Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Governing Documents of Merger Sub, Purchaser or Purchaser Parent, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any material property or assets of the Merger Sub, Purchaser or Purchaser Parent under any material Contract to which Merger Sub, Purchaser  or Purchaser Parent is a party or by which any of their properties or assets are bound, or (c) violate any Law or Order of any Governmental Authority applicable to the Merger Sub, Purchaser or Purchaser Parent, or require the consent, approval or action of, filing with or notice to any Governmental Authority or other Person in order for the Merger Sub, Purchaser or Purchaser Parent, to consummate the transactions contemplated by this Agreement or any of the Purchaser Ancillary Agreements.

4.4          Brokers and Finders.  Other than Persons that will be paid in full at or prior to the Closing by Purchaser Parent, Purchaser, or Merger Sub, no broker, finder, agent, investment banker, financial advisor or similar intermediary has acted on the Merger Sub’s, Purchaser’s or Purchaser Parent’s behalf in connection with this Agreement or the Purchaser Ancillary Agreements or the transactions contemplated hereby or thereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with the Merger Sub, Purchaser or Purchaser Parent or any action taken by the Merger Sub, Purchaser or Purchaser Parent.

ARTICLE V
COVENANTS

5.1          Interim Operations of the Company.  The Company covenants and agrees that, on or after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as required to consummate the transactions contemplated by this Agreement, or as set forth in Schedule 5.1 hereof or as may be agreed in writing in advance by Purchaser:

(a)
the business of the Company and each Company Subsidiary shall be conducted in the Ordinary Course of Business, and the Company shall use its commercially reasonable efforts to (i) preserve the business organization of the Company and each Company Subsidiary intact, (ii) keep available the services of the current officers and employees of the Company and each Company Subsidiary and (iii) maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Company or any Company Subsidiary, to the end that the goodwill and ongoing business of the Company and the Company Subsidiaries, taken as a whole, shall be unimpaired in any materially adverse manner at the Closing Date.  Neither the Company nor any Company Subsidiary shall institute any new methods of manufacture, purchase, lease, management, accounting or operation or engage in any transaction or activity other than changes in the Ordinary Course of Business;

(b)
neither the Company nor any Company Subsidiary shall:  (i) amend its Governing Documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Company Options, in each case outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c)
neither the Company nor any Company Subsidiary shall organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(d)
neither the Company nor any Company Subsidiary shall (i) modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the Ordinary Course of Business or (ii) enter into a Change of Control Agreement;

(e)
neither the Company nor any Company Subsidiary shall:  (i) other than pursuant to the Zions Bank Loan or the Credit Suisse Loan, incur or assume any Indebtedness other than trade payables in the Ordinary Course of Business; (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness (other than short term Indebtedness paid in the Ordinary Course of Business) issued or guaranteed by the Company or any Company Subsidiary, except as required by the terms thereof or this Agreement; (iii) modify the terms of any Indebtedness or, except in the Ordinary Course of Business, any other Liability, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or a Company Subsidiary), (v) enter into any material commitment or transaction, other than those entered into in the Ordinary Course of Business; (vi) except in the Ordinary Course of Business, write down the value of any inventory or write off as uncollectible any notes or accounts receivable; or (vii) dispose of or permit to lapse any rights to any material Company Intellectual Property;

(f)
neither the Company nor any Company Subsidiary shall lease, license, mortgage, pledge or encumber any assets other than in the Ordinary Course of Business or transfer, sell or dispose of any assets other than in the Ordinary Course of Business;

(g)
except as set forth in Section 5.18 and Section 5.19 hereof, neither the Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to, or enter into or amend any employment, consulting, severance, termination, or other Contract with, or employee benefit for, or make any loan or advance to, any of its officers, directors, Affiliates or Related Persons;

(h)
neither the Company nor any Company Subsidiary shall, except in the Ordinary Course of Business and except pursuant to the Company Retention Agreements, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, Contract or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or any Company Subsidiary is obligated to do so on the date hereof or is subsequently obligated to do so by Law or, in the case of employees that are not officers would, in the Ordinary Course of Business, make such payment, accrual or arrangement, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Benefit Plan, or any employment or consulting Contract with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company or any Company Subsidiary is obligated to do so on the date hereof or is subsequently obligated to do so by Law, or (iii) amend in any material respect any such plan, Contract or arrangement in a manner inconsistent with the foregoing;

(i)
neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except policies which are replaced without any material diminution of or gaps in coverage;

(j)
neither the Company nor any Company Subsidiary shall enter into any Contract or transaction, or related series of Contracts or transactions, involving the expenditure in excess of $50,000.00 and relating to the purchase of assets other than in the Ordinary Course of Business or pursuant to its existing capital expenditure budget made available to Purchaser in Section “II.I.” of the Electronic Data Room;

(k)
neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the Ordinary Course of Business;

(l)
neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(m)
neither the Company nor any Company Subsidiary shall take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI and Article VII not being satisfied, or would make any representation or warranty of the Company or any Company Subsidiary contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(n)
neither the Company nor any Company Subsidiary shall enter into any Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

5.2          Access.  Between the date of this Agreement and the Closing, the Company shall, upon reasonable prior notice, (a) afford Purchaser and its authorized representatives reasonable access to all books, records, offices and other facilities, and to officers and accountants of the Company, (b) permit Purchaser to review and to make copies of such books and records as it may reasonably require and (c) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request.  Purchaser and its authorized representatives shall conduct all such reviews in a manner that will minimize disruptions to the business and operations of the Company or any Company Subsidiary.  All such access shall be conducted in a manner as not to interfere unreasonably with the business operations of the Company or the Company Subsidiaries.

5.3           Confidentiality; Publicity.

(a)           Preexisting Confidentiality Agreements.  The Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, is hereby confirmed and acknowledged as the continuing obligations of the parties; provided, that the parties hereto agree that the Confidentiality Agreement shall terminate at Closing.

(b)           Announcements.  No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made on or after the date hereof without the prior written consent of the Stockholders’ Representative, the Company and Purchaser as to form, content, timing and manner of distribution.  Notwithstanding the foregoing, nothing in this Agreement shall preclude any party hereto from making any public announcement or filing that the disclosing party reasonably deems necessary to comply with federal or state securities Laws (including voluntary filings with the SEC under the Exchange Act) or any rules of a stock exchange upon which any of the shares of such Person are listed.

5.4          Efforts and Actions to Cause Closing to Occur; Certain Consents.  (a)  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser Parent, Purchaser, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority including, but not limited to, making all necessary filings with respect to this Agreement required under the Securities Act, the Exchange Act and any applicable federal or states securities Laws.  In addition, except as permitted hereby, no party hereto shall take any action after the date hereof that would materially delay the Closing, including any preventable delay in the expiration of a review period of, or the obtaining of any permission, approval or consent from, any Governmental Authority or other Person required to be obtained prior to Closing.

(b)           Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and, except and to the extent prohibited by applicable Law, promptly provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement.  Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding the Merger unless and to the extent prohibited by applicable Law.  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement, the Company shall use its respective commercially reasonable efforts to effect such transfers, amendments or modifications.

(c)           The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, the consents, waivers, notices and termination letters set forth on Schedule 5.4(c) in form reasonably acceptable to Purchaser.  All such consents, waivers, notices and termination letters which the Company is able to obtain shall be in writing and executed counterparts thereof shall be delivered to Purchaser at or prior to the Closing.

(d)           In addition to and without limiting the agreements of the parties contained above, the Company, Purchaser and Purchaser Parent, shall, to the extent not prohibited by applicable Law: (i) promptly notify the other parties hereto of any written communication to that party from any Governmental Authority located in the U.S. and, to the extent practicable, outside of the U.S. and, if practicable, permit the other parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and (iii) furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement.

5.5          Notification of Certain Matters.
(a)  From time to time prior to the Closing, the Company shall notify the Purchaser with respect to any matter arising after the delivery of the Company Disclosure Schedule that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule.  No such notification shall be deemed to amend or supplement the Company Disclosure Schedule pursuant to this section or shall otherwise be deemed to cure any breach of any representation, warranty or covenant made as of the date of execution of this Agreement.

(b)          The Company shall give written notice to Purchaser promptly upon receipt of Knowledge by the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence could reasonably be expected to cause either (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect when made or at the Closing Date or (B) any condition with respect to the Company set forth in Article VI and Article VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of a Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(c)           Purchaser shall give written notice to the Company promptly upon receipt of Knowledge by the Purchaser of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would cause either (A) any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect when made at the Closing Date or (B) any condition set forth in Article VI or Article VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.6           Subsequent Actions.  If at any time after the Closing, any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to (a) vest, perfect or confirm ownership (of record or otherwise) in Purchaser its right, title or interest in, to or under any or all of the shares of Company Common Stock (except for Dissenting Shares), (b) vest, perfect or confirm ownership (of record or otherwise) in the Company or any Company Subsidiary, any of their respective rights, properties or assets or (c) otherwise carry out this Agreement, the Company shall execute and deliver all such 7deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser, the Company or any Company Subsidiary, or otherwise to carry out this Agreement.  In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, each party hereto shall, as soon as reasonably practicable, take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions promptly upon request of another party hereto.

5.7          Acquisition Proposals.  From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 9.1 hereof, the Company shall not, directly or indirectly, through any Significant Stockholder, officer, director, trustee, agent or otherwise participate in any discussions or negotiations regarding, or solicit, initiate or encourage the submission of, an Acquisition Proposal or furnish to any Person any information for any purpose in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing.  The Company will (a) immediately notify Purchaser orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or proposal which could lead to an Acquisition Proposal, (b) immediately notify Purchaser of all material terms of any Acquisition Proposal including the identity of the Person making the Acquisition Proposal or the request for information, and (c) in the event a third party makes a written offer or proposal to the Company with respect to any Acquisition Proposal, the Company will promptly send to Purchaser a copy of any such written offer or proposal, in each case (a)-(c) above, except and to the extent the Company was subject to a confidentiality obligation entered into prior to February 19, 2010 that prohibits such notification.  The Company shall, and shall cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons with respect to any Acquisition Proposal.  In addition, the Company shall take all steps reasonably necessary to enforce any existing standstill, non-solicitation, confidentiality or other agreements between the Company and third parties relating to any Acquisition Proposal and shall not terminate, waive or modify such agreements prior to the Closing without the prior written consent of the Purchaser.

5.8          Indemnification of Officers and Directors.  (a)  Purchaser and Merger Sub agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights in favor of the Surviving Corporation’s directors and officers shall be afforded to the Company’s directors and officers (the “Indemnification Persons”) after the Closing, as reflected in the Surviving Corporation’s certificate of incorporation and the Surviving Corporation shall continue such provisions in full force and effect for a period of six (6) years from the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company, unless such modification shall be required by Law; provided, however, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

(b)          Immediately prior to the Closing the Company shall purchase “tail coverage” for the existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance and fiduciary insurance covering the directors and officers of the Company as of the date hereof (which may include naming such individuals under Purchaser’s existing policies) for a period of six (6) years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (the “D&O Tail Insurance”).

(c)          The provisions of this Section 5.8 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnification Persons and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)          Notwithstanding the provisions set forth in Section 5.8(a) and (c), no Indemnification Person shall be entitled to indemnification from Purchaser or the Surviving Corporation after the Closing pursuant to Article X or otherwise, if the cause of such Indemnification Person’s claim arises in connection with this Agreement, the transactions contemplated hereby, or any Company Ancillary Agreement, or Purchaser is entitled to indemnification for such Losses in connection with this Agreement.

5.9          Payment of Certain Indebtedness and Company Transaction Expenses.  The Company shall deliver to Purchaser no later than three (3) Business Days prior to Closing (a) such bills, invoices and other supporting documentation as Purchaser may reasonably request in respect of the Company Transaction Expenses, and (b) with respect to the Zions Bank Loan and the Credit Suisse Loan, payoff, lien and related termination letters in form reasonably acceptable to Purchaser to evidence the termination and discharge of the Zions Bank Loan Documents and the Credit Suisse Loan Documents, and all Liens and Indebtedness thereunder.  Subject to receipt of the foregoing, and satisfaction or waiver of the closing conditions, Purchaser shall on the Closing Date pay off (x) any and all amounts due and owing with respect to Indebtedness of the Company or any Company Subsidiary incurred pursuant to the Zions Bank Loan and Credit Suisse Loan to the holders thereof (the “Closing Indebtedness Payment”), and the Company and the Purchaser, shall, with the resources and credit arrangements of Purchaser, arrange for, with the reasonable cooperation of such holders, the backing up, assumption, collateralization, replacement, guaranty or substitution for, all outstanding and undrawn letters of credit issued under the Zions Bank Loan and the Credit Suisse Loan, if any, and (y) any and all amounts of any outstanding portion of the Company Transaction Expenses as set forth on the Company Closing Certificate.

5.10        Delivery of Financial Statements and Certificates.  Between the date hereof and the Closing Date, the Company shall deliver any Interim Financial Statements not previously delivered to Purchaser as soon as available and in all events within twenty (20) days after the conclusion of each calendar month; provided, that Company shall deliver the Interim Financial Statements for the month prior to the Closing together with the Determination Date Balance Sheet if the Closing shall occur prior to the twentieth (20th) day of the month.  No later than May 14, 2010, the Company shall deliver the Determination Date Balance Sheet, proposed calculations of the Working Capital Target, the Determination Date Working Capital and the Working Capital Adjustment proposed to be attached to the Company Closing Certificate for review and approval by Purchaser, which shall be concluded within three (3) Business Days after delivery by the Company.  If Purchaser does not agree with the proposed calculations of the Determination Date Balance Sheet, Working Capital Target, the Determination Date Working Capital or the Working Capital Adjustment by the Company, or has unsatisfied inquires regarding the foregoing, Purchaser and the Company shall each use all commercially reasonable efforts to cooperate and resolve such disagreements and questions within the next three (3) Business Days.  In the event that the Company and the Purchaser continue to disagree as to any of such proposed calculations after such three (3) Business Day period, Purchaser and the Company shall immediately submit the dispute to a mutually agreed independent accounting firm of national standing to review the proposed calculations, and the Purchaser’s objections thereto, and make a determination as to the Determination Date Balance Sheet, Working Capital Target, the Determination Date Working Capital and the Working Capital Adjustment prior to Closing.  The Purchaser and the Company agree to reschedule any scheduled Closing to a mutually agreeable date (but not later than the Termination Date) that permits such review and determination by such accounting firm.  At the Closing, the Company shall deliver the Company Closing Certificate.

5.11        Company Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall permit Purchaser to monitor, at its own expense and with separate counsel, the defense or settlement of Litigation brought by any Stockholder against the Company or the board of directors of the Company relating to this Agreement or the Merger, and shall not settle any such Litigation, without first consulting with Purchaser regarding the nature and terms of such settlement.  Unless Purchaser shall have approved in writing the settlement of any Litigation, the Company shall not settle any Litigation unless the payment by the Company of any cash amount is less than $50,000.00 and such settlement does not impose any restriction on the business, assets, or operations of the Company following the Closing Date.

5.12        Takeover Laws and Takeover Provisions.  No party hereto shall take any action that would cause the Merger and the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger and the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party hereto will take any action that would cause the Merger and the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all reasonable steps within its control to make the Merger and the transactions contemplated hereby comply with (or continue to comply with) the Takeover Provisions.

5.13        Certain Communications.  The Company shall provide Purchaser with copies of all letters, memoranda and other correspondence (including the materials to be provided pursuant to Section 2.7(c) and Section 5.14) to be circulated to the employees (including employees which are Stockholders or Option Holders) prior to Closing that describe the transactions contemplated hereby or the Purchaser for its prior review and approval, which review and approval shall not be unreasonably withheld or delayed.

5.14        Company Stockholder Approval.  This Agreement and the transactions contemplated hereby have been approved by the Company’s board of directors.  Within twenty four (24) hours after the execution and delivery of this Agreement, the Company shall deliver to the Purchaser: (i) the written consents contemplated by Section 228 of the DGCL attached hereto as Exhibit E (the “Company Stockholders’ Consents”), as executed by each of the named parties thereto, which collectively represents Stockholders beneficially holding no less than seventy percent (70%) of the issued and outstanding Company Common Stock at the effective time of such consent; and (ii) Company Stockholders’ Support Agreements attached hereto as Exhibit F-1, Exhibit F-2 and Exhibit F-3 (the “Company Stockholders’ Support Agreements”), as executed by each of the named parties thereto, which collectively represents Stockholders holding no less than sixty-five percent (65%) of the issued and outstanding Company Common Stock.  The Company shall use commercially reasonable efforts to deliver within forty-eight (48) hours after the execution and delivery of this Agreement Company Stockholders’ Option Agreements substantively in the form attached hereto as Exhibit G (the “Company Stockholders’ Option Agreements”), executed by each of the Stockholders of the Company set forth on Schedule 1 to the Company Stockholders’ Option Agreements, which collectively represents the Option to acquire Option Shares (each as defined in the Company Stockholders’ Option Agreements) equal to no less than fifty-five percent (55%) of the issued and outstanding shares of Company Common Stock.  Once executed and delivered, each of the Company Stockholders’ Consents, the Company Stockholders’ Support Agreements and the Company Stockholders’ Option Agreements shall not be amended, modified, rescinded or waived in any respect without the prior written consent of Purchaser.  Promptly after the date that the Company Stockholders’ Consents are delivered to Purchaser, the Company shall send to the Stockholders who have not executed the Company Stockholders’ Consents the notice required by Section 228(e) of the DGCL (the “Company Stockholders’ Consents Notification”).

5.15        Amendment of Company Bylaws.  The Company’s board of directors shall, to the reasonable satisfaction of Purchaser, provide for the amendment of the Company’s bylaws to delete all transfer restrictions relating to Company Common Stock contained therein including, without limitation, Section 7.4 thereof, effective as of the date hereof and no transfer restrictions shall be reinstated or adopted by the Company through the expiration of the Option Period (as defined in the Company Stockholders’ Option Agreement) without the prior consent of the Purchaser.

5.16        Compliance with Statutory Appraisal Rights Requirements.  The Company shall comply in all material respects with the notice, information, and other requirements of the DGCL in connection with the appraisal rights of Stockholders and holders of Dissenting Shares, if any.

5.17        Employee Benefit Plans.  Except as set forth on Schedule 3.13(c)(v) hereto, the Purchaser shall not cause the termination or modification of the Benefit Plans of the Company set forth on Schedule 3.13(a) hereto at the Closing.  Following the Closing, the Purchaser may amend, modify or terminate such Benefit Plans in such manner as it may determine in its sole discretion and as may be permitted by Law.

5.18        Amendment to Bonus Agreements.  Prior to Closing, the Company shall cause all outstanding bonus agreements with employees of the Company or the Company’s Subsidiaries that provide an employee the choice to have such bonuses paid in stock of the Company (each of which are set forth on Schedule 3.2(a) hereto) to be amended to eliminate the ability of the employees to elect to receive such bonuses in stock of the Company.

5.19        Payment of Company Retention Agreements.  Within ten (10) days of the Closing, the Surviving Corporation shall pay all amounts due at Closing to the employees of the Company or a Company Subsidiary that are party to a Company Retention Agreement in accordance with the terms thereof.

5.20        Annual Employee Bonuses.  The Surviving Corporation shall pay to the employees of the Company and the Company Subsidiaries customary annual bonuses in amounts to be determined by the officers and directors of the Company in accordance with prior practice of the Company in the aggregate amount reflected as an accrued Current Liability for such annual bonuses on the Determination Date Balance Sheet.

5.21        Preparation and Delivery of Company Legal Opinion.  Prior to Closing, the Company shall use its best efforts to obtain and deliver to Purchaser at Closing opinion no. C-4 as set forth in Exhibit H hereto (in the form thereof or in form substantially similar to the form thereof), replacing references to Washington law with references to New York law, from Davis Wright Tremaine LLP or, if Davis Wright Tremaine LLP is unable to provide such opinion, an opinion to be issued under Delaware law from another law firm mutually agreed to by Purchaser and the Company.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
PURCHASER AND MERGER SUB

The obligations of Purchaser Parent, Purchaser and Merger Sub to complete the Closing are conditioned upon the satisfaction, or waiver by Purchaser on behalf of itself, Purchaser Parent and Merger Sub, as of the Closing Date, of the following conditions:

6.1          Representations and Warranties.  All of the representations and warranties of the Company set forth in this Agreement or any Company Ancillary Agreement, as applicable, that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case, as of the date of this Agreement or such Company Ancillary Agreement, as the case may be, and as of the Closing Date; provided, however, that if any of the representations and warranties of the Company in this Agreement are not true and correct in the manner required above as of the Closing Date solely as a result of events or circumstances that first become Known to the Company after the date hereof (“Company Material Pre-Closing Events”), the condition contained in this Section 6.1 shall be deemed satisfied with respect to such representations and warranties that are not true and correct due to such Company Material Pre-Closing Events; provided, further, disclosure of any Company Material Pre-Closing Events and the deemed satisfaction of this condition shall not impair or adversely affect the Purchaser Indemnified Parties’ remedies and rights to indemnification pursuant to the terms and conditions of Article X hereof.

6.2          Performance of Agreements, Covenants and Obligations  The Company and each Stockholder executing the Company Stockholders’ Support Agreements shall not have failed to perform or comply in any material respect with any agreement, covenant or obligation of the Company or such Stockholder to be performed or complied with by it under this Agreement or any Company Ancillary Agreement, as applicable.

6.3          Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

6.4          Litigation.  (a)  There shall not be any material Litigation pending or, to the Company’s Knowledge, threatened before any Governmental Authority:

(i)
seeking to prohibit or impose any limitations on Purchaser’s ownership or operation (or that of any of its Subsidiaries or Affiliates) of any portion of their or the Company’s businesses or assets, or to compel Purchaser or the Company or the Company’s Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Purchaser or any of their respective Subsidiaries or Affiliates;

(ii)	seeking to restrain or prohibit the consummation of the Closing, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company or any Company Subsidiary;

(iii)	seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Company or the stock of the Surviving Corporation,

nor shall there be any statute, rule, or regulation, enacted, entered, enforced or promulgated that is applicable to the Merger, or any other action taken by any Governmental Authority that could reasonably be likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) above.

(b)  No Order shall have been issued by any court or other Governmental Authority which restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

6.5           Stockholder Approval.  The Company Stockholders’ Consents and the Company Stockholders’ Support Agreements shall continue to be in full force and effect.

6.6          Appraisal Rights.  Stockholders owning beneficially or of record no more than five percent (5%) of the outstanding shares of Company Common Stock shall have perfected their right of appraisal pursuant to the DGCL and twenty (20) days shall have elapsed since the date of mailing the Company Stockholders’ Consents Notification to each of the Stockholders who have not executed the Company Stockholders’ Consents; provided, that this condition shall be deemed to be satisfied at such time as the Paying Agent has received Transmittal Letters (and all documentation described therein) from Stockholders holding at least ninety-five percent (95%) of the issued and outstanding Company Common Stock.

6.7          Company Closing Certificate.  A certificate of the Company, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company shall have been delivered to Purchaser and Merger Sub certifying as to:

(a)	a complete list of the Stockholders of record as of the Closing;

(b)
each Option Holder of Eligible Options that will receive a portion of the Aggregate Option Consideration Amount, together with, for each Option Holder, (i) the number of shares of Company Common Stock, Company Preferred Stock and vested Eligible Options held by such Person, (ii) the exercise prices for each such Eligible Option, (iii) the amount of Initial Escrow Withholding Per Share for each of the Eligible Options, and (iv) the portion of the Aggregate Option Consideration Amount and Aggregate Option Settlement Payment to be received by such Option Holder;

(c)	each of the conditions specified in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 having been satisfied in all respects;

(d)
delivery of a true and complete copy of the Determination Date Balance Sheet together with the calculation of the Determination Date Working Capital and the Working Capital Adjustment, and that each of such items were prepared in accordance with this Agreement;

(e)	a complete list of the Company Transaction Expenses, together with payment instructions therefor, if any;

(f)
the Company Retention Aggregate Amount and the portions of which shall be payable to the Company (on behalf of the beneficiaries under the Company Retention Agreements) and to the Escrow Agent at Closing in accordance with Section 2.9 hereof; and

(g)	a complete list of Indebtedness of the Company and the Company Subsidiaries as of the Closing Date, other than the Excluded Indebtedness.

6.8          Opinions of Counsel.  The Company shall have delivered to Purchaser at the Closing an opinion of Davis Wright Tremaine LLP, counsel to the Company, dated the Closing Date, substantially in the form set forth on Exhibit H.

6.9          Certificate of Merger.  At or prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State.

6.10        Payment of Certain Indebtedness.  The Company shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that upon payment of the Indebtedness in respect of the Zions Bank Loan and the Credit Suisse Loan and Purchaser arranging for the backing up, assumption, collateralization, replacement, guaranty or substitution for, all outstanding and undrawn letters of credit issued under the Zions Bank Loan and Credit Suisse Loan, each at Closing, such Indebtedness and each of the Liens relating thereto shall be discharged and terminated.

6.11        Delivery of Company Common Stock Certificates and Option Holder Agreements.  Paying Agent shall have received for surrender pursuant to the terms and conditions set forth in Section 2.7 each of the Company Common Stock Certificates issued to the Stockholders that executed the Company Stockholders’ Consents, together with an executed and guaranteed Transmittal Letter therefor.  The Purchaser shall have received duly executed Option Holder Agreements from each Option Holder holding Eligible Options as of the Closing.

6.12        Good Standings; Governing Documents.  The Company shall have delivered to Purchaser certificates issued by the Secretary of State or other similar appropriate Governmental Authority (dated within seven (7) days of the Closing Date with respect to Persons organized in any state or territory of the United States and dated within thirty (30) days of the Closing Date with respect to all other Persons) (i) evidencing the good standing of the Company and each Company Subsidiary in their respective jurisdictions of incorporation and any jurisdictions in which they are qualified as a foreign entity to do business, and (ii) certifying the certificate of incorporation (or similar Governing Document) of the Company and each Company Subsidiary, as amended through the date of such certification.

6.13        Officer Certificate.  A certificate of the Company, dated the Closing Date, signed by the Secretary of the Company shall have been delivered to Purchaser and Merger Sub certifying (a) the Company’s Certificate of Incorporation, (b) the Company’s bylaws, (c) the resolutions of the board of directors and stockholders of the Company approving the execution and delivery of this Agreement and the Company Ancillary Agreements to which the Company or a Company Subsidiary is a party, and the transactions contemplated hereby and thereby, including the termination of the Company Option Plan and cancellation of Company Options as contemplated by the Agreement, and (d) that, except as disclosed in the certificate, as of the date of the Closing, there has been no change in the number of outstanding shares of Company Common Stock from the amount set forth in Section 3.2 hereof and that no Rights have been granted since the date hereof.

6.14        Subsidiary Stock Certificates.  The Company shall have delivered to Purchaser stock or other Equity Interest certificates representing the entire equity interest of the Company (or a Company Subsidiary) in each Company Subsidiary.

6.15        Escrow Agreement.  Purchaser shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent and the Stockholders’ Representative.

6.16        Employment Agreement.  The employment agreement between Purchaser Parent and Peter Metcalf, dated as of the date hereof, shall not have been terminated automatically or by Peter Metcalf.

6.17        Paying Agent Agreement.  Purchaser shall have received an executed counterpart of the Paying Agent Agreement from the Paying Agent.

6.18        General.  All corporate proceedings required to be taken on the part of the Company and each Company Subsidiary in connection with the transactions contemplated by this Agreement shall have been taken.  Purchaser and Merger Sub shall have received copies of such other officers’ certificates and other customary closing documents as Purchaser may reasonably request in connection with the transactions contemplated hereby.

The foregoing conditions are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time and from time to time on or prior to the Closing in the sole discretion of Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to complete the Closing are conditioned upon the satisfaction, or waiver by the Company, as of the Closing Date, of the following conditions:

7.1          Representations and Warranties.  All of the representations and warranties of the Purchaser Parent, Purchaser and Merger Sub set forth in this Agreement or any Purchaser Ancillary Agreement that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement or such Purchaser Ancillary Agreement, as the case may be, and as of the Closing Date; provided, however, that if any of the representations and warranties of the Purchaser Parent, Purchaser or Merger Sub in this Agreement are not true and correct in the manner required above as of the date hereof solely as a result of events or circumstances that first become Known to the Purchaser Parent, Purchaser or Merger Sub after the date hereof (“Purchaser Material Pre-Closing Events”) the condition contained in this Section 7.1 shall be deemed satisfied with respect to such representations and warranties that are not true and correct due to such Purchaser Material Pre-Closing Events; provided, further, disclosure of any Purchaser Material Pre-Closing Events and the deemed satisfaction of this condition shall not impair or adversely affect the Company Indemnified Parties’ remedies and rights to indemnification pursuant to the terms and conditions of Article X hereof.

7.2          Performance of Agreements, Covenants and Obligations; Availability of Funds.  Neither Purchaser Parent, Purchaser nor Merger Sub shall have failed to perform or comply in any material respect with any agreement, covenant or obligation of Purchaser Parent, Purchaser or Merger Sub to be performed or complied with by it under this Agreement or any Purchaser Ancillary Agreement.  Purchaser shall, at Closing, have adequate cash available for it to pay the Merger Consideration and any other amounts to be paid by it under this Agreement at Closing and shall pay the Merger Consideration and any such other amounts at Closing.

7.3          Litigation.  No Order shall have been issued by any court or other Governmental Authority against the Company or any Company Subsidiary which restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

7.4          Purchaser Closing Certificate.  A certificate of the Purchaser, dated the Closing Date, signed by a senior officer of the Purchaser certifying that each of the conditions specified in Sections 7.1 and 7.2 has been satisfied in all respects shall have been delivered to the Company; provided, however, that the delivery of such certification shall not limit or otherwise affect the remedies available hereunder to the Company.

7.5          Certificate of Merger.  At or prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State.

7.6          Good Standings; Charter Documents.  Purchaser shall have delivered to the Company certificates issued by the Secretary of State or other similar appropriate Governmental Authority, dated within seven (7) days of the Closing Date, (a) evidencing the good standing of Purchaser Parent, Purchaser and Merger Sub in their respective jurisdictions of incorporation or formation, and (b) certifying the certificate of incorporation or certificate of formation of Purchaser Parent, Purchaser and Merger Sub, as amended through such date.

7.7          Officer Certificates.  Certificates of Purchaser Parent, Purchaser and Merger Sub, dated the Closing Date, signed by the Secretary of each of Purchaser Parent, Purchaser and Merger Sub, certifying their respective (a) Certificate of Incorporation or Certificate of Formation, (b) bylaws or operating agreement and (c) board of directors or board of managers resolutions approving the execution and delivery of this Agreement and the Purchaser Ancillary Agreements, and the transactions contemplated hereby and thereby, shall have been delivered to the Company.

7.8          Escrow Agreement.  The Company shall have received an executed counterpart of the Escrow Agreement from the Escrow Agent and Purchaser.

7.9          Paying Agent Agreement.  The Paying Agent and the Purchaser shall have executed and delivered the Paying Agent Agreement.

7.10        General.  All corporate proceedings required to be taken on the part of Purchaser Parent, Purchaser and Merger Sub in connection with the transactions contemplated by this Agreement shall have been taken.  The Company shall have received copies of such other officers’ certificates and other customary closing documents as the Company may reasonably request in connection with the transactions contemplated hereby.

The foregoing conditions are for the sole benefit of Company and may be waived by the Company in whole or in part, at any time and from time to time on or prior to the Closing in the sole discretion of the Company and the Stockholders’ Representative.

ARTICLE VIII
TAX MATTERS

8.1          Tax Covenants.  The parties hereto hereby agree as follows:

(a)          Return Filings.  The Surviving Corporation shall prepare and timely file or cause to be timely filed all Returns required to be filed by or with respect to the Company for (i) taxable years or periods ending on or prior to the Closing Date, the due date for filing of which (taking into account extensions) is after the Closing Date, and (ii) taxable years or periods including, but ending after, the Closing Date (any such period, a “Straddle Period”) (with payment of Taxes in respect of such Returns to be made by the Surviving Corporation). Any such Returns shall be prepared and filed in a manner consistent with past practices employed by the Company with respect to the Company and the Company Subsidiaries, including the jurisdictions in which such Returns are filed, except to the extent counsel for the Surviving Corporation determines there is no reasonable basis in Law therefor.  The Stockholders’ Representative shall be entitled to review any such Returns at least thirty (30) days prior to filing and may make reasonable revisions thereto at least ten (10) days prior to filing.

(b)          Certain Straddle Period Determinations.  In the case of any Straddle Period (i) real, personal and intangible property Taxes (“Property Taxes”) for any period ending on, or prior to, the Closing Date (the “Pre-Closing Tax Period”) shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Closing Tax Period shall be determined based on actual closing of the books as if such taxable period ended as of the close of business on the Closing Date.

(c)           Transfer Taxes.  The Company and the Purchaser shall each pay one-half all transfer, documentary, registration and similar Taxes incurred in connection with and as a result of the transfer or conversion of the shares of Company Common Stock and the Merger that are not based on net income, together with any related fees, penalties, interest and additions to such Taxes (“Transfer Taxes”).  The Stockholders’ Representative and the Purchaser shall cooperate in timely preparing and filing all Returns as may be required to comply with the provisions of such Tax Laws.  Each party shall use its commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

(d)          Tax Elections.  From the date hereof through the Closing, neither the Company nor any Company Subsidiary shall make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Return, enter into any closing agreement, settle any Tax Claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability or reducing any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of the Company or any Company Subsidiary which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

(e)           Additional Covenants and Agreements.  (i) Other than the consummation of the transactions contemplated by this Agreement and other transactions in the Ordinary Course of Business, (A) the Company shall not take any action (or cause any Company Subsidiary to take any action) on or prior to the Closing Date that would increase the Tax liability of the Purchaser, the Company or the Company Subsidiaries without the prior written consent of Purchaser or (B) the Purchaser Parent, Purchaser and Surviving Corporation shall not take any action (or cause any Subsidiary of the Surviving Corporation to take any action) on or after the Closing Date that would increase the amount of any indemnification from the Escrow Fund under Section 8.2, except to the extent counsel for the Surviving Corporation determines there is no reasonable basis in Law for positions taken in Returns for Tax periods ending on or prior to the Closing.

(ii)           The Company shall promptly provide or make available to Purchaser copies of all Tax Returns, reports and information statements that are filed by the Company or any Company Subsidiary after the date of this Agreement and prior to the Closing Date.

(iii)          The parties hereto agree that the “next day rule” provided by Treasury Regulation Section 1.1502-76(b)(l)(ii)(B) will control the tax treatment of the cancellation of Eligible Options and all payments made pursuant to the Option Holder Agreements, and any Tax deduction attributable thereto will be accounted for in the taxable year of the Company ending at Closing.

(iv)         Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless a final determination (which shall include the execution of a Form 870 or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Merger Consideration for United States Federal income Tax purposes.

8.2          Tax Indemnification and Related Matters.

(a)           Indemnification.  The Purchaser Indemnified Parties shall be indemnified and held harmless from, against and in respect of the full amount of any and all Losses incurred or suffered by the Purchaser Indemnified Parties, or any of them, from the Escrow Fund with respect to the following matters if, and only if, a notice of a Tax Claim has been given in accordance with this Agreement on or prior to the one year anniversary of the Closing:

(i)
in respect of Taxes of the Company or any Company Subsidiary in connection with any Pre-Closing Tax Period in excess of the accrual therefor reflected on the Determination Date Balance Sheet and taken into account in the Working Capital Adjustment;

(ii)	in respect of any breach or inaccuracy of a representation or warranty set forth in Section 3.11 insofar as such Losses relate to Taxes; and

(iii)
(as a result of Treasury Regulation Section 1.1502 6(a) or otherwise) relating to the Tax obligations of any Person (other than the Company or any Company Subsidiary) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Return, prior to the Closing Date.

(b)           Limitations on Tax Indemnification.  If the Closing occurs, no indemnification payment shall be made to the Purchaser Indemnified Parties pursuant to Section 8.2(a)(ii), until the amounts that the Purchaser Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $50,000.00 (the “Tax Indemnification Threshold”), at which time the Purchaser Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder which exceeds the Tax Indemnification Threshold.

(c)           Notification.  If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to the Purchaser Indemnified Parties pursuant to this Section 8.2, the Purchaser Indemnified Parties shall notify the Stockholders’ Representative reasonably promptly of such claim (a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Purchaser Indemnified Parties have actually been prejudiced as a result of such failure.

(d)          Control of Proceedings.  The Surviving Corporation and the Purchaser shall control all proceedings taken in connection with any Tax Claim relating to the Company, any Company Subsidiary or the Surviving Corporation and may make all decisions in connection with such Tax Claim, provided, however, that the Stockholders’ Representative and counsel of its own choosing shall have the right, solely at its own expense, to participate in the prosecution or defense of such Tax Claim; provided, further, that no Tax Claim with respect to an amount in controversy not exceeding $1,000,000.00 shall be settled by the Company without the prior consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IX
TERMINATION

9.1           Termination Events.

This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have and notwithstanding any requisite approval and adoption of this Agreement:

(a)	by written agreement, duly authorized by the Boards of Directors of Purchaser and the Company;

(b)	by Purchaser or the Company:

(i)
if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such injunction, order, decree or ruling and has otherwise complied in all material respects with its obligations under this Agreement; or

(ii)
if the Merger shall not have occurred on or before June 18, 2010 the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement if such breach shall have been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(c)           by Purchaser:

(i)
if any representation or warranty of the Company was inaccurate or was breached in any material respect when made and the Company had Knowledge that such representation or warranty was inaccurate or had been breached at the time it was made;

(ii)
if the Company shall have failed to perform in any material respect any of their covenants, agreements or other obligations contained in this Agreement which failure to perform (A) gives rise to the failure of a condition set forth in Article VI and (B) is incapable of being cured, or, if curable, has not been cured by the Company within fifteen (15) calendar days after giving written notice to the Company of such breach or failure to perform;

(iii)
if any of the conditions set forth in Article VI shall have been rendered impossible to satisfy; provided, however, that termination by Purchaser under this subsection 9.1(c)(iii) may not be elected prior to the Termination Date;

(iv)
if the Company Stockholders’ Consents and the Company Stockholders’ Support Agreements contemplated to be delivered to Purchaser pursuant to Section 5.14 hereof are not delivered to Purchaser within twenty-four (24) hours after the execution and delivery of this Agreement, time being of the essence; or

(v)
if each of the Company Stockholders’ Option Agreements contemplated to be delivered to Purchaser pursuant to Section 5.14 hereof are not delivered to Purchaser within forty-eight (48) hours after the execution and delivery of this Agreement, time being of the essence;

(d)          by the Company:

(i)
if any representation or warranty of the Purchaser Parent, Purchaser or Merger Sub was inaccurate or was breached in any material respect when made and Purchaser Parent, Purchaser or Merger Sub had Knowledge that such representation or warranty was inaccurate or had been breached at the time it was made;

(ii)
if Purchaser Parent, Purchaser or Merger Sub shall have failed to perform in any material respect any of their covenants, agreements or other obligations contained in this Agreement (other than those contained in Section 5.4 hereof) which failure to perform (A) gives rise to the failure of a condition set forth in Article VII and (B) is incapable of being cured, or, if curable, has not been cured by Purchaser Parent, Purchaser or Merger Sub within fifteen (15) calendar days after giving written notice to Purchaser of such breach or failure to perform;

(iii)
if any of the conditions set forth in Article VII shall have been rendered impossible to satisfy; provided, however, that termination by Company under this subsection 9.1(d)(iii) may not be elected prior to the Termination Date;

(iv)
if (A) all of the conditions in Article VI and Article VII are satisfied (other than those conditions that by their nature can only be satisfied at the Closing) or, with respect to Article VII, have been waived by the Company in writing and Purchaser Parent, Purchaser or Merger Sub does not proceed to consummate the Closing on the Termination Date and deliver the Merger Consideration despite each of the conditions set forth in Article VI having been satisfied at the Closing; or

(v)
if Purchaser Parent, Purchaser or Merger Sub shall have failed to perform in any material respect any of their covenants, agreements or other obligations contained in Section 5.4 of this Agreement which failure to perform (A) gives rise to the failure of a condition set forth in Article VII and (B) is incapable of being cured, or, if curable, has not been cured by Purchaser Parent, Purchaser or Merger Sub prior to the Termination Date.

The parties agree that in the event of a breach of a representation or warranty by the Company or any Company Subsidiary, on the one hand, or the Purchaser Parent, Purchaser or Merger Sub on the other hand, where the breaching party had no Knowledge of the breach on the date of this Agreement there shall be no right to (i) refuse to proceed to Closing if each of the conditions to Closing of such party in Article VI or Article VII, as applicable, is satisfied, or (ii) terminate this Agreement; provided, however, that the foregoing shall not limit the rights of any party to pursue any indemnification claims for such a breach pursuant to Article X hereof.

9.2          Effect of Termination.  (a)  The rights and remedies on termination set forth in this Section 9.2 are the exclusive rights and remedies of Purchaser and the Company upon the termination of this Agreement prior to Closing.

(b)           If this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(c)(iii), Section 9.1(c)(v) or Section 9.1(d)(iii), the parties will have no further liability under this Agreement except that the parties’ obligations with respect to Section 5.3 and Article XII of the Agreement will continue.

(c)           If this Agreement is terminated by the Purchaser pursuant to Section 9.1(c)(i), Section 9.1(c)(ii) or Section 9.1(c)(iv) Purchaser shall be entitled to receive an amount payable in cash equal to the sum of $2,700,000.00 plus the Purchaser Transaction Expenses from the Company within ten (10) Business Days after such termination together with all reasonable attorneys’ fees and expenses incurred in connection with the pursuit and collection of such amounts if not timely paid.  If Purchaser has elected to terminated this Agreement and to seek payment pursuant to this Section 9.2(c), and the Company has timely paid all amounts due under this Section 9.2(c), then Purchaser shall not be entitled to exercise any Option granted pursuant to a Company Stockholders’ Option Agreement.

(d)           If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii), the Company shall be entitled to receive an amount payable in cash equal to the sum of $2,700,000.00 plus the Company Transaction Termination Expenses from the Purchaser within ten (10) Business Days after such termination together with all reasonable attorneys’ fees and expenses incurred in connection with the pursuit and collection of such amounts if not timely paid.

(e)           If this Agreement is terminated by the Company pursuant to Section 9.1(d)(iv) or Section 9.1(d)(v), the Company shall be entitled to receive an amount payable in cash equal to the sum of $5,000,000.00 plus the Company Transaction Termination Expenses from the Purchaser within ten (10) Business Days after such termination together with all reasonable attorneys’ fees and expenses incurred in connection with the pursuit and collection of such amounts if not timely paid.  Purchaser agrees that if there are multiple reasons for the Company’s termination of this Agreement, one of which is pursuant to either Section 9.1(d)(iv) or Section 9.1(d)(v), then, at the Company’s option, Section 9.1(d)(iv) or Section 9.1(d)(v), as the case may be, shall be deemed the sole reason for the Company’s termination of this Agreement.

9.3          Exclusive Pre-Closing Remedy.  The parties hereto hereby acknowledge and agree that prior to Closing, the provisions set forth in this Article IX shall be the sole and exclusive rights and remedies of the parties under this Agreement including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement, or (b) any failure to duly perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing in this Article IX shall be deemed to limit any rights or remedies of a party (i) under the Company Stockholders’ Support Agreements, Company Stockholders’ Option Agreements or Transmittal Letters or (ii) in the event of a fraud by a party hereto; and, provided, further, that nothing in this Agreement shall be deemed to limit the right of Purchaser Parent, Purchaser and Merger Sub to seek equitable relief pursuant to Section 12.10 and to enforce Section 5.15 hereof.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1        Survival.  All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date through the one year anniversary of the Closing Date.  If proper notice of an indemnification claim is given in accordance with this Agreement before expiration of the applicable representation, warranty, covenant or agreement, then notwithstanding the expiration thereof, any claim based on such representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of such claim.

10.2        Investigation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended to allocate the economic costs and the risks inherent in the transactions contemplated by this Agreement between the parties hereto and, accordingly, if the Closing occurs, each Purchaser Indemnified Party and each Company Indemnified Party shall be entitled to such indemnification by reason of any breach of any such representation, warranty, covenant or agreement as set forth herein notwithstanding whether any employee, representative, agent or Affiliate of such party knew or had reason to know of such breach and regardless of any investigation by such party or any of such party’s employees, representatives, agents or Affiliates prior to the Closing.

10.3        Indemnification.

(a)           By the Company and the Escrow Fund.  Subject to the limitations set forth in this Article X, and excluding the matters as to which separate indemnification is provided under Section 8.2, each of Purchaser Parent, Purchaser and the Surviving Corporation and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall, after the Closing, be indemnified and held harmless from, against and in respect of the full amount of any and all Losses incurred or suffered by the Purchaser Indemnified Parties or any of them from the Escrow Fund in respect of, arising from, in connection with, or incident to:

(i)
any breach of, or inaccuracy in, any representation, warranty or certification made by the Company in Article III of this Agreement, the Company Closing Certificate, the Company Officer’s Certificate or any Company Ancillary Agreement to which the Company is a party, other than the representations and warranties made by the Company in Section 3.11 hereof;

(ii)
any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Company in this Agreement and each other Company Ancillary Agreement to which the Company is a party to the extent required to be performed by it prior to the Closing, unless waived by Purchaser in writing on or prior to the Closing;

(iii)
any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Stockholders’ Representative contained in this Agreement, the Escrow Agreement and each other Company Ancillary Agreement to which the Stockholders’ Representative is a party; and

(iv)
any claim by a Stockholder or Option Holder that (A) challenges the validity, or effectiveness of the Merger, the Merger Agreement, any Company Ancillary Document, the termination of the Company Option Plan or any Rights granted thereunder, the sufficiency of the Company Stockholders’ Consents, including that the Merger, the Merger Agreement or any Company Ancillary Document has not been duly authorized and approved by the Company, (B) the Company Common Stock held by a Stockholder should not be, or is not required to be, exchanged for the Merger Consideration or the form of Merger Consideration delivered hereunder, and (C) any Stockholder or Option Holder has not been paid the amount and/or type of consideration required to be paid to such Stockholder, Option Holder or other Person holding or claiming Company Rights or Company Subsidiary Rights;

provided, however, that any notice provided to Purchaser pursuant to Section 5.5 and any exception or proviso relating to certifications in the Company Closing Certificate in connection with Company Material Pre-Closing Events shall each be disregarded for purposes of this Article X, and any such disclosures shall not operate to diminish any rights to indemnification that the Purchaser Indemnified Parties have under this Article X.

(b)          By Purchaser, Merger Sub and the Surviving Corporation.  Subject to the limitations set forth in this Article X, the Company, the Stockholders and their respective heirs, distributees, directors, officers, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall, after the Closing, be indemnified and held harmless, jointly and severally, by Purchaser Parent, Purchaser, Merger Sub and the Surviving Corporation, from, against and in respect of the full amount of any and all Losses arising from, in connection with, or incident to:

(i)
any breach of, or inaccuracy in, any representation or warranty made by the Purchaser Parent, Purchaser or the Merger Sub contained in Article IV of this Agreement or any Purchaser Ancillary Agreement to which the Purchaser is a party;

(ii)
any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of Purchaser Parent, Purchaser, Merger Sub or, to the extent required to be performed or complied after the Closing, the Surviving Corporation contained in this Agreement or any Purchaser Ancillary Agreement to which the Purchaser is a party, unless waived in writing by the Company on or prior to Closing.

; provided, however, that any notice provided to the Company pursuant to Section 5.5 in connection with Purchaser Material Pre-Closing Events shall be disregarded for purposes of this Article X, and any such disclosures shall not operate to diminish any rights to indemnification that the Company Indemnified Parties have under this Article X.

10.4        Notification of Claims.  (a)  In the event of the occurrence of an event which a Purchaser Indemnified Party or Company Indemnified Party asserts constitutes a claim, the Purchaser Indemnified Party or Company Indemnified Party asserting such claim (such party hereinafter referred to as the “Indemnified Party”) shall provide prompt notice of such event (i) in the event of a claim by a Purchaser Indemnified Party, to the Stockholders’ Representative, on behalf of the Stockholders and (ii) in the event of a claim by a Company Indemnified Party, to the Purchaser (such party set forth in (i) or (ii), as the case may be, hereinafter referred to as the “Indemnifying Party”) and shall otherwise make available to the Indemnifying Party all relevant information which is material to the claim and which is in the possession of the Indemnified Party.  An Indemnified Party’s failure to give timely notice or to furnish the Indemnifying Party with any relevant data and documents in connection with any Third Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnifying Party.  Notwithstanding the foregoing, the Purchaser Indemnified Parties shall have no obligation hereunder to give notice for any claims relating to any Losses arising from any matter described on any Schedule or Exhibit to this Agreement.

(b)          If such event involves the claim of any third party (a “Third Party Claim”), the Indemnifying Party may elect, at such party’s sole expense (without prejudice to the right of the Indemnified Party to participate at its own expense through counsel of its own choosing), to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the Indemnified Party, if the Indemnifying Party gives written notice of its intention to do so no later than thirty (30) days following notice thereof by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice, and the Indemnifying Party shall be entitled to maintain such control for so long as it actively and diligently pursues such defense, settlement, adjustment or compromise; provided, however, that if the Indemnified Party shall have reasonably concluded that separate counsel is required because either (i) a conflict of interest would otherwise exist, (ii) the Third Party Claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party or (iii) the Third Party Claim and any claims that may be related thereto could reasonably be expected to exceed the amount of indemnification available to the Indemnified Party (either pursuant to the terms of this Article X or as a result of the Indemnifying Party(ies) available financial resources), the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnified Party and the Indemnifying Party and Indemnified Party shall use all commercially reasonable efforts to cooperate in such defense.  If the Indemnifying Party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third Party Claim for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such Indemnifying Party in connection with the handling of such claim, at the sole expense of the Indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the Indemnified Party, without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless and until the Indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same.  No Indemnified Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim for which indemnification may be sought hereunder unless such settlement, compromise or consent also includes an express, unconditional release of the Indemnifying Party and their directors, officers, agents, stockholders, consultants, employees and controlling persons from all liabilities and obligations arising therefrom.  No Indemnifying Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim for which indemnification may be sought hereunder without the prior written consent of each Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement, compromise or consent (i) is for money damages only, (ii) the Indemnifying Party assumes complete financial responsibility for such settlement, compromise or consent (and demonstrates to the Indemnified Party that it has available all required financial resources therefor), (iii) could not otherwise be reasonably expected to cause a Material Adverse Effect on the Indemnified Party and (iv) includes an express, unconditional release of the Indemnified Party and their directors, officers, agents, stockholders, consultants, employees and controlling persons from all liabilities and obligations arising therefrom.

           10.5      Limitations on Indemnification.

(a)           Limitations on Indemnification by Company Indemnified Parties.  If the Closing occurs, no indemnification payment shall be made to the Purchaser Indemnified Parties pursuant to Section 10.3(a)(i), until the amounts that the Purchaser Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $375,000.00 (the “Indemnification Threshold”), at which time the Purchaser Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder which exceeds the Indemnification Threshold; provided, however, that, except as set forth in the Company Stockholders’ Support Agreements, no indemnification payment in respect of indemnification required to be made pursuant to Sections 8.2 and 10.3(a) shall be required to be made to the Purchaser Indemnification Parties in excess of $4,500,000.00 in the aggregate (the “Limited Indemnification Cap”); provided, further, that except as set forth in the Transmittal Letters, the Company Stockholders’ Support Agreements, or the Company Stockholders’ Option Agreements, the Escrow Fund shall be the sole source of indemnification payments in respect of indemnification required to be made to the Purchaser Indemnified Parties.

(b)          Limitations on Indemnification by Purchaser Indemnified Parties.  If the Closing occurs, no indemnification payment shall be made to the Company Indemnified Parties pursuant to Section 10.3(b)(i) until the amounts that the Company Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least the Indemnification Threshold, at which time the Company Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder which exceeds the Indemnification Threshold; provided, however, that no indemnification payment in respect of indemnification required to be made pursuant to Section 10.3(b) shall be required to be made to the Company Indemnification Parties in excess of the Limited Indemnification Cap.

10.6        Payment of Claims.

(a)           Timing of Payment.  With regard to any and all claims that are disputed and which indemnification becomes payable hereunder, such indemnification shall be paid, or the Escrow Agent shall be authorized to pay such claim by the Stockholders’ Representative, as applicable, upon the earliest to occur of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) Business Days prior to the date that the judgment creditor has the right to execute the judgment, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party or (iii) a settlement of the claim.  The earliest to occur of clauses (i), (ii) or (iii) above is referred to herein as a “Final Determination”.  Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party.  With regard to undisputed claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(b)           Source of Payment.  The sole recourse of the Purchaser Indemnified Parties for amounts payable pursuant to indemnification claims made pursuant to Article VIII or Article X will be to the Escrow Fund, and, except as set forth in the Transmittal Letter or the Company Stockholders’ Support Agreements, no Stockholder will have liability to the Purchaser Indemnified Parties beyond the amounts, if any, from time to time available in the Escrow Fund.

10.7        No Circular Recovery.  After the Closing, no Stockholder shall be entitled to any indemnification against Purchaser Parent, Purchaser, Merger Sub, the Surviving Corporation or any Company Subsidiary by reason of the fact that such Stockholder was a controlling person, director, officer, employee or representative of the Company or a Company Subsidiary or was serving as such for another Person at the request of Purchaser Parent, Purchaser, Merger Sub, the Surviving Corporation, the Company or a Company Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Governing Document, contractual obligation or otherwise) with respect to any claim brought by a Purchaser Indemnified Party pursuant to Article VIII or Article X.  With respect to any claim brought by a Purchaser Indemnified Party relating to this Agreement or any Company Ancillary Agreement, no Stockholder shall have any right of subrogation, contribution, advancement, indemnification or other claim against Merger Sub, the Company, the Surviving Corporation or any Company Subsidiary with respect to any amounts owed to the Purchaser Indemnified Parties pursuant to Article VIII or Article X.

10.8        Exclusive Post-Closing Remedy.  The parties hereto hereby acknowledge and agree that from and after Closing, the indemnification provisions in Article VIII and Article X shall be the sole and exclusive rights and remedies of the parties with respect to the transactions contemplated by this Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement, or (b) any failure to duly perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to limit any rights of a party under the Company Stockholders’ Support Agreements, Company Stockholders’ Option Agreements or Transmittal Letters; and, provided, further, that nothing in this Agreement shall be deemed to limit the right of Purchaser Parent, Purchaser and Merger Sub to seek equitable relief pursuant to Section 12.10.

ARTICLE XI
STOCKHOLDERS’ REPRESENTATIVE

11.1        Authorization of Stockholders’ Representative.  (a)  The Stockholders’ Representative is hereby appointed, authorized and empowered to act for the benefit of the Stockholders with respect to this Agreement after the Closing, for the purposes and with the following powers and authority:

(i)	to execute and deliver such waivers and consents in connection with the Escrow Agreement as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;

(ii)
as Stockholders’ Representative, to enforce and protect the rights and interests of the Stockholders (including the Stockholders’ Representative, in its capacity as a Stockholder) in connection with any claims asserted under Article X of this Agreement, including defending all claims for indemnification made by Purchaser, consenting to, compromising or settling all indemnification claims of Purchaser, conducting negotiations with Purchaser and its representatives regarding such claims, and engaging counsel, accountants or other representatives in connection with the foregoing matters, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Surviving Corporation or any Person, or by any federal, state or local Governmental Authority against the Stockholders’ Representative and/or any of the Stockholders, and receive process on behalf of any or all Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(b)           The Stockholders’ Representative will be paid $29,000.00 as a fee for the performance of its services hereunder, which amount shall be paid at Closing as a Company Transaction Expense.  In addition, the Stockholders’ Representative shall be entitled to the payment from the consideration payable to the Stockholders of all its expenses incurred as the Stockholders’ Representative.  In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder (A) the Stockholders’ Representative shall incur no responsibility whatsoever to any Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act taken which represents gross negligence or willful misconduct, and (B) the Stockholders’ Representative shall be entitled to rely on the advice of counsel (and the parties agree that Stockholders’ Representative may hire Davis Wright Tremaine LLP to provide such counsel), public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any Stockholder.  Each Stockholder shall indemnify the Stockholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Stockholders’ Representative, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any Litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders’ Representative hereunder or otherwise.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Stockholders’ Representative may be entitled apart from the provisions hereof.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Representative hereunder for its gross negligence or willful misconduct.  In the event of any claim for indemnification hereunder, upon written notice from the Stockholders’ Representative to the Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Stockholder shall promptly deliver to the Stockholders’ Representative full payment of such Stockholders’ ratable share of the amount of such deficiency.

(c)           All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(d)           Notwithstanding anything herein to the contrary, each Stockholder hereby acknowledges that none of Purchaser Parent, Purchaser, Merger Sub, or the Company shall have any responsibility or obligation whatsoever to any Stockholder or to any other party with respect to or arising out of any actions taken or any inaction by the Stockholders’ Representative and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Stockholders’ Representative, howsoever arising, or release the Stockholders’ Representative from any liabilities with respect to, Purchaser Parent, Purchaser, Merger Sub and/or the Company.  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder; and (ii) shall survive the delivery of an assignment by a Stockholder or any of the whole or any fraction of his or her interest hereunder.

(e)           Purchaser shall be entitled to rely in good faith upon any certification, notice, direction, request, waiver or consent given to Purchaser by the Stockholders’ Representative (or its designated representatives).

(f)           In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, the Stockholders’ Representative (in its capacity as Stockholders’ Representative) shall incur no responsibility whatsoever to Purchaser, Merger Sub, the Surviving Corporation or any Purchaser Indemnified Parties by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document for any Loss or otherwise.  The Stockholders hereby assume full liability for any breach of this Agreement by the Stockholders’ Representative (in its capacity as Stockholders’ Representative).

(g)           The Stockholders’ Representative (in its capacity as Stockholders’ Representative) shall not have any liability whatsoever to Purchaser, Merger Sub, the Surviving Corporation, the Company, the Stockholders or any Purchaser Indemnified Parties for indemnification or otherwise pursuant to this Agreement, or any agreement entered into or certificate delivered in connection with the Closing or the transactions contemplated by this Agreement.

(h)           The Stockholders’ Representative may resign as such upon thirty (30) days following the giving of prior written notice to the Purchaser and the Stockholders.  Upon such resignation the Stockholders’ Representative shall be fully released and relieved of all duties and responsibilities under this Agreement.  In the event of such resignation, Stockholders that held a majority of the issued and outstanding Company Common Stock as of immediately prior to the Effective Date (excluding Dissenting Shares) shall appoint a successor representative as the successor Stockholders’ Representative, which shall be subject to the duties and obligations and shall have the rights and interests of the Stockholders’ Representative for all purposes hereunder.

ARTICLE XII
MISCELLANEOUS

12.1        Expenses.  Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

12.2        Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3        Further Assurances.  Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

12.4        Waiver.  Any provision of this Agreement may be waived at any time in writing by the party which is entitled to the benefits thereof.

12.5        Entire Agreement.  This Agreement (together with the certificates, agreements, exhibits, schedules, instruments and other documents referred to herein) and the Existing Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

12.6        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES.

12.7        Consent to Jurisdiction.  EACH PARTY TO THIS AGREEMENT, BY ITS EXECUTION HEREOF, (A) HEREBY IRREVOCABLY SUBMITS, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO SUBMIT, TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY (OR IF JURISDICTION THERETO IS NOT PERMITTED BY LAW, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) FOR THE PURPOSE OF ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, (B) HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, AND AGREES NOT TO ALLOW ANY OF ITS SUBSIDIARIES TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH PROCEEDING BROUGHT IN ONE OF THE ABOVE-NAMED COURTS IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT AND (C) HEREBY AGREES NOT TO COMMENCE OR TO PERMIT ANY OF ITS SUBSIDIARIES TO COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OTHER THAN BEFORE ONE OF THE ABOVE-NAMED COURTS NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURT WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE.  EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 12.11 IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE.

12.8        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH OF THE PARTIES AGREE AND ACKNOWLEDGE THAT IT HAS BEEN INFORMED THAT THIS SECTION 12.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.9        Assignment.  None of the parties may assign this Agreement to any other Person without the prior written consent of the other parties hereto.

12.10      Remedies; Specific Performance.  The Purchaser and the Company acknowledge and agree that the Purchaser will suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached by the Company, and the Purchaser and the Company further agree that the Purchaser shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the Purchaser is entitled at law or in equity.  In no event shall the Company, the Stockholders’ Representative or any other Person have a right of specific performance hereunder or to otherwise seek to cause Purchaser Parent, Purchaser or Merger Sub to effect the Closing or the Merger.

12.11      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by electronic means producing a written facsimile (receipt confirmed), (c) on the fifth (5th) Business Day following mailing by registered or certified mail (return receipt requested), or (d) on the next Business Day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as may be specified by like notice):

If to Purchaser Parent, Purchaser or Merger Sub:

c/o Clarus Corporation
One Landmark Square, 22nd Fl
Stamford, CT  06901
Attn:      Executive Chairman
Fax:       (203) 552-9607

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Attn.:     Robert L. Lawrence, Esq.
   Jeffrey S. Tullman, Esq.
Fax:       (212) 245-3009

If to the Company (prior to the Closing):

Black Diamond Equipment, Ltd.
2084 East 3900 South
Salt Lake City, UT 84124
Attn:      President
Fax:       (801) 278-5544

with a copy to:

Davis Wright Tremaine LLP
1201 3rd Avenue
Suite 2200
Seattle, WA  98101
Attn:      Bruce T. Bjerke, Esq.
Fax:       (206) 757-7071

If to a Stockholder or the Stockholders’ Representative:

Ed McCall
2114 Manhattan Avenue
Hermosa Beach, CA  90254
Fax:        (310) 318-5252

with a copy to:

Davis Wright Tremaine LLP
1201 3rd Avenue
Suite 2200
Seattle, WA  98101
Attn:      Bruce T. Bjerke, Esq.
Fax:       (206) 757-7071

12.12      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13      Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, including by facsimile, it being understood that both parties need not sign the same counterpart.

12.14      Exhibits and Schedules.  The exhibits and schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

12.15      Severability.  The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement which shall remain in full force and effect.

12.16      No Third Party Beneficiaries.  Except as set forth in Section 5.8 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), there are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns, and including, with respect to the Stockholders, the Stockholders’ Representatives) any right to insist upon or to enforce the performance of any of the obligations contained herein.

12.17      Time of the Essence.  Time is of the essence with respect to the obligations of the parties hereunder.

12.18      Negotiation of Agreement.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the other documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

12.19      Amendment.  No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.  Subject to the provisions of the DGCL, this Agreement may be amended by the parties subsequent to the adoption of this Agreement by the stockholders of the Company and Merger Sub by an amendment approved by the board of directors of each party prior to the Effective Time.

12.20      Representation of Stockholders.  The parties agree that Davis Wright Tremaine LLP may act as counsel to the Stockholders’ Representative or any or all of the Stockholders with regard to any dispute between the Stockholders’ Representative or any or all of the Stockholders, on the one hand, and Clarus or any of its Affiliates on the other which arises out of this Agreement or any other agreements entered into by the Stockholders’ Representative or such Stockholder or Stockholders in connection with the transactions contemplated herein and therein.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Purchaser Parent:		Company:

Clarus Corporation		Black Diamond Equipment, Ltd.

By:	/s/ Philip A. Baratelli	By:	/s/ Peter Metcalf
	Name: Philip A. Baratelli		Name: Peter Metcalf
	Title: Chief Financial Officer		Title: Chief Executive Officer

Purchaser:		Stockholders’ Representative

Everest/Sapphire Acquisition, LLC		/s/ Ed McCall
Name: Ed McCall
By:	/s/ Warren B. Kanders
Name: Warren B. Kanders
Title: President

Merger Sub:

Sapphire Merger Corp.

By:	/s/ Warren B. Kanders
Name: Warren B. Kanders
Title: President